Exhibit 10.1

EXECUTION COPY

AMENDMENT AND RESTATEMENT AGREEMENT dated as of June 5, 2009 (this “Amendment”), relating to the Credit Agreement dated as of June 27, 2001, as amended and restated as of June 4, 2007, and as further amended and restated as of July 9, 2008 (the “Original Credit Agreement”), among Rite Aid Corporation, a corporation organized under the laws of the State of Delaware (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), and Citicorp North America, Inc., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).

RECITALS

A.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Original Credit Agreement or, to the extent specified herein, in the Original Credit Agreement as amended hereby.  The rules of construction specified in Section 1.03 of the Original Credit Agreement also apply to this Amendment.

B.  Pursuant to the Original Credit Agreement, the Borrower, the Subsidiary Guarantors, the Second Priority Collateral Trustee and the Senior Collateral Agent entered into the Collateral Trust and Intercreditor Agreement (the “Original Collateral Trust and Intercreditor Agreement”) and the Subsidiary Guarantors entered into (a) the Senior Subsidiary Security Agreement in favor of the Senior Collateral Agent (the “Original Senior Subsidiary Security Agreement”), (b) the Senior Subsidiary Guarantee Agreement with the Senior Collateral Agent (the “Original Senior Subsidiary Guarantee Agreement”) and (c) the Senior Indemnity, Subrogation and Contribution Agreement with the Senior Collateral Agent (the “Original Senior Indemnity Agreement”).

C.  Pursuant to this Amendment, the Original Credit Agreement shall be amended and restated in the form of Exhibit A to this Amendment (the Original Credit Agreement, as so amended and restated, the “Restated Credit Agreement”), effective as of the 2009 Restatement Effective Date (as defined below).

AGREEMENTS

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Subsidiary Loan Parties, the Required Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

Amendment and Restatement

SECTION 1.1.  Amendment and Restatement of Original Credit Agreement.  The Original Credit Agreement and the Definitions Annex are hereby amended and restated, effective as of the 2009 Restatement Effective Date, in the form of the Restated Credit Agreement attached as Exhibit A to this Amendment.  All schedules and exhibits to the Original Credit Agreement, in the forms thereof immediately prior to the 2009 Restatement Effective Date, shall constitute schedules and exhibits to the Restated Credit Agreement, except for any such exhibits and schedules new forms of which are included in Exhibit A to this Amendment.

SECTION 1.2.  Amendment and Restatement of Original Senior Subsidiary Security Agreement and Original Senior Subsidiary Guarantee Agreement; Amendment of the Original Indemnity Agreement.  The Original Senior Subsidiary Security Agreement and Original Senior Subsidiary Guarantee Agreement are hereby amended and restated (as so amended and restated, the “Restated Security Agreement” and the “Restated Guarantee Agreement”, respectively), as of the 2009 Restatement Effective Date, in the forms attached as Exhibits B and C, respectively, to this Amendment.  Annex 2 of the Original Senior Indemnity Agreement is hereby being amended and restated pursuant to Section 1.03 of the Original Collateral Trust and Intercreditor Agreement, as of the 2009 Restatement Effective Date, in the form attached as the Definitions Annex of the Restated Credit Agreement. All schedules and exhibits to the Original Senior Subsidiary Security Agreement and Original Senior Subsidiary Guarantee Agreement, in the forms thereof immediately prior to the 2009 Restatement Effective Date, shall continue to be schedules and exhibits to the Restated Security Agreement and Restated Guarantee Agreement, respectively, except for any such schedules and exhibits new forms of which are included in Exhibits B and C, respectively.

SECTION 1.3.  Amendment and Restatement of the Original Collateral Trust and Intercreditor.  The Lenders signatory hereto, representing the Required Lenders, consent to the amendment and restatement of the Original Collateral Trust and Intercreditor Agreement in the form of Exhibit D hereto pursuant to Section 1.4(b) below.

SECTION 1.4.  Restatement Effectiveness.  The amendment and restatement of the Original Credit Agreement, the Original Senior Subsidiary Security Agreement, the Original Senior Subsidiary Guarantee Agreement and Annex 2 of the Original Indemnity Agreement effected hereby shall become effective as of the first date (the “2009 Restatement Effective Date”) on which the following conditions have been satisfied:

(a)  The Administrative Agent (or its counsel) shall have received duly executed counterparts hereof that, when taken together, bear the signatures of (i) the Borrower, (ii) each Subsidiary Loan Party, (iii) the Required Lenders and (iv) the Administrative Agent.

(b)  The Administrative Agent (or its counsel) shall have received duly executed counterparts of (i) the Restated Security Agreement, in the form of Exhibit B hereto, that, when taken together, bear the signatures of the (A) each Subsidiary Loan Party and (B) the Senior Collateral Agent, (ii) the Restated Guarantee Agreement, in the form of Exhibit C hereto, that, when taken together, bear the signatures of (A) each Subsidiary Loan Party and (B) the Senior Collateral Agent and (iii) an amendment and restatement (the “Restated Intercreditor Agreement”), in the form of Exhibit D hereto, of the Original Collateral Trust and Intercreditor Agreement that, when taken together, bear the signatures of (A) the Borrower, (B) each Subsidiary Loan Party, (C) the Second Priority Collateral Trustee, (D) the Administrative Agent and (E) each Second Priority Representative party thereto.

(c)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the good standing of the Borrower and the organization and existence of each Loan Party, the organizational documents of each Loan Party, the resolutions of each Loan Party that authorize the transactions contemplated hereby, the incumbency and authority of the Person or Persons executing and delivering the Amendment and the other documents contemplated hereby, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)  To the extent invoiced at least two days prior to the 2009 Restatement Effective Date, the Administrative Agent shall have received payment or reimbursement of its reasonable out-of-pocket expenses in connection with this Amendment or otherwise required to be paid or reimbursed under the Original Credit Agreement, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

(e)  To the extent invoiced at least two days prior to the 2009 Restatement Effective Date, Citigroup Global Markets Inc. shall have received payment of all fees owed to them by the Borrower on the 2009 Restatement Effective Date in connection with this Amendment and the transactions contemplated hereby.

The Administrative Agent shall notify the Borrower and the Lenders of the 2009 Restatement Effective Date and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the amendments and restatements effected hereby shall not become effective if each of the conditions set forth or referred to in Section 1.4 hereof has not been satisfied at or prior to 5:00 p.m., New York City time, on June 5, 2009.

ARTICLE II

Additional Amendment

SECTION 2.1.  Amendment of Section 2.21 of Original Credit Agreement.  Section 2.21 of the Original Credit Agreement is hereby amended, effective as of the 2009

Restatement Effective Date, in the form of such Section attached as Exhibit E to this Amendment.

SECTION 2.2.  Additional Amendment Effectiveness.  The amendment of Section 2.21 of the Original Credit Agreement effected by this Article II shall become effective as of the 2009 Restatement Effective Date upon (a) the satisfaction of the conditions set forth in Section 1.4 hereof and (b) the receipt by the Administrative Agent (or its counsel), at any time on or prior to the date that is five Business Days after the 2009 Restatement Effective Date, of duly executed counterparts hereof that bear the signatures of the Supermajority Lenders.  Notwithstanding anything in this Amendment or the Restated Credit Agreement to the contrary, if the amendment of Section 2.21 of the Original Credit Agreement pursuant to this Section 2.2 becomes effective in accordance with the immediately preceding sentence, then Section 2.21 of the Restated Credit Agreement will be replaced by Exhibit E hereto.

ARTICLE III

Miscellaneous

SECTION 3.1.  Representations and Warranties.  (a)To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders (as defined in the Restated Credit Agreement) and the Administrative Agent that, as of the 2009 Restatement Effective Date and after giving effect to the transactions and amendments to occur on the 2009 Restatement Effective Date:

(i) This Amendment, the Restated Security Agreement, the Restated Guarantee Agreement and the Restated Intercreditor Agreement have been duly authorized, executed and delivered by each Loan Party party hereto or thereto and constitute, and the Original Credit Agreement, as amended and restated as contemplated hereby on the 2009 Restatement Effective Date, will constitute, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) The representations and warranties set forth in Article III of the Restated Credit Agreement are true and correct in all material respects on and as of the 2009 Restatement Effective Date, with the same effect as though made on and as of the 2009 Restatement Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date).

(iii) No Default (as defined in the Restated Credit Agreement) or Event of Default (as defined in the Restated Credit Agreement) has occurred and is continuing.

SECTION 3.2.  Effect of Amendment.  (a)Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Lenders or the Agents under the Original Credit Agreement, the Restated Credit Agreement or any other Senior Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement, the Restated Credit Agreement or any other Senior Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Original Credit Agreement, the Restated Credit Agreement or any other Senior Loan Document in similar or different circumstances.  This Amendment shall apply to and be effective only with respect to the provisions of the Original Credit Agreement, the Restated Credit Agreement and the other Senior Loan Documents specifically referred to herein.

(b)  On and after the 2009 Restatement Effective Date, each reference in the Original Credit Agreement, the Original Senior Subsidiary Security Agreement, the Original Senior Subsidiary Guarantee Agreement or the Original Collateral Trust and Intercreditor Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Original Credit Agreement, the Original Senior Subsidiary Security Agreement, the Original Senior Subsidiary Guarantee Agreement or the Original Collateral Trust and Intercreditor Agreement, as applicable, and each reference to “thereunder”, “thereof”, “therein” or words of like import in any other Senior Loan Document shall be deemed a reference to the Restated Credit Agreement, the Restated Security Agreement, the Restated Senior Subsidiary Guarantee Agreement or the Restated Intercreditor Agreement, respectively.  This Amendment shall constitute a “Senior Loan Document” for all purposes of the Original Credit Agreement, the Restated Credit Agreement and the other Senior Loan Documents.

SECTION 3.3.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.4.  Costs and Expenses.  The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 3.5.  Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 3.6.  Headings.  The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Restatement Agreement to be duly executed and delivered by their officers as of the date first above written.

RITE AID CORPORATION,
By
/s/ Frank Vitrano
Name: Frank Vitrano
Title: Senior Executive Vice President, Chief Financial Officer and Chief Administrative Officer:

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE A HERETO,
By
/s/ Marc Strassler
Name: Marc Strassler
Title: Senior Vice President & Assistant Secretary

EACH OF THE SUBSIDIARIES LISTED ON SCHEDULE B HERETO,
By
/s/ Marc Strassler
Name: Marc Strassler
Title: Authorized Signatory

CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent,
By
/s/ Thomas M. Halsch
Name: Thomas M. Halsch
Title: Vice President

Lender signature page to
the Amendment and Restatement Agreement dated as of June 5, 2009 to the Rite Aid Credit Agreement

To approve the Amendment and Restatement: Name of Lender ___________________________
by

Name:
Title:

SCHEDULE A

SUBSIDIARY GUARANTORS

1.	112 Burleigh Avenue Norfolk, LLC

2.	1515 West State Street Boise, Idaho, LLC

3.	1740 Associates, L.L.C.

4.	3581 Carter Hill Road–Montgomery Corp.

5.	4042 Warrensville Center Road – Warrensville Ohio, Inc.

6.	5277 Associates, Inc.

7.	537 Elm Street Corp.

8.	5600 Superior Properties, Inc.

9.	657-659 Broad St. Corp.

10.	764 South Broadway-Geneva, Ohio, LLC

11.	Ann & Government Streets - Mobile, Alabama, LLC

12.	Apex Drug Stores, Inc.

13.	Broadview and Wallings-Broadview Heights Ohio, Inc.

14.	Brooks Pharmacy, Inc.

15.	Central Avenue and Main Street - Petal, MS, LLC

16.	Eagle Managed Care Corp.

17.	Eckerd Corporation

18.	Eckerd Fleet, Inc.

19.	EDC Drug Stores, Inc.

20.	Eighth and Water Streets – Urichsville, Ohio, LLC

21.	England Street-Asheland Corporation

22.	Fairground, L.L.C.

23.	GDF, Inc.

24.	Genovese Drug Stores, Inc.

25.	Gettysburg and Hoover-Dayton, Ohio, LLC

26.	Harco, Inc.

27.	K & B Alabama Corporation

28.	K & B Louisiana Corporation

29.	K & B Mississippi Corporation

30.	K & B Services, Incorporated

31.	K & B Tennessee Corporation

32.	K&B Texas Corporation

33.	K & B, Incorporated

34.	Keystone Centers, Inc.

35.	Lakehurst and Broadway Corporation

36.	Maxi Drug North, Inc.

37.	Maxi Drug South, L.P.

38.	Maxi Drug, Inc.

39.	Maxi Green Inc.

40.	Mayfield & Chillicothe Roads – Chesterland, LLC

41.	MC Woonsocket, Inc.

42.	Munson & Andrews, LLC

43.	Name Rite, L.L.C.

44.	Northline & Dix – Toledo – Southgate, LLC

45.	P.J.C. Distribution, Inc.

46.	P.J.C. Realty Co., Inc.

47.	Patton Drive and Navy Boulevard Property Corporation

48.	Paw Paw Lake Road & Paw Paw Avenue–Coloma, Michigan, LLC

49.	PDS-1 Michigan, Inc.

50.	Perry Distributors, Inc.

51.	Perry Drug Stores, Inc.

52.	PJC Dorchester Realty LLC

53.	PJC East Lyme Realty LLC

54.	PJC Haverhill Realty LLC

55.	PJC Hermitage Realty LLC

56.	PJC Hyde Park Realty LLC

57.	PJC Lease Holdings, Inc.

58.	PJC Manchester Realty LLC

59.	PJC Mansfield Realty LLC

60.	PJC New London Realty LLC

61.	PJC of Cranston, Inc.

62.	PJC of East Providence, Inc.

63.	PJC of Massachusetts, Inc.

64.	PJC of Rhode Island, Inc.

65.	PJC of Vermont Inc.

66.	P.J.C. of West Warwick, Inc.

67.	PJC Peterborough Realty LLC

68.	PJC Providence Realty LLC

69.	PJC Realty MA, Inc.

70.	PJC Realty N.E. LLC

71.	PJC Revere Realty LLC

72.	PJC Special Realty Holdings, Inc.

73.	Ram-Utica, Inc.

74.	RDS Detroit, Inc.

75.	Read's Inc.

76.	Rite Aid Drug Palace, Inc.

77.	Rite Aid Hdqtrs. Corp.

78.	Rite Aid of Alabama, Inc.

79.	Rite Aid of Connecticut, Inc.

80.	Rite Aid of Delaware, Inc.

81.	Rite Aid of Florida, Inc.

82.	Rite Aid of Georgia, Inc.

83.	Rite Aid of Illinois, Inc.

84.	Rite Aid of Indiana, Inc.

85.	Rite Aid of Kentucky, Inc.

86.	Rite Aid of Maine, Inc.

87.	Rite Aid of Maryland, Inc.

88.	Rite Aid of Massachusetts, Inc.

89.	Rite Aid of Michigan, Inc.

90.	Rite Aid of New Hampshire, Inc.

91.	Rite Aid of New Jersey, Inc.

92.	Rite Aid of New York, Inc.

93.	Rite Aid of North Carolina, Inc.

94.	Rite Aid of Ohio, Inc.

95.	Rite Aid of Pennsylvania, Inc.

96.	Rite Aid of South Carolina, Inc.

97.	Rite Aid of Tennessee, Inc.

98.	Rite Aid of Vermont, Inc.

99.	Rite Aid of Virginia, Inc.

100.	Rite Aid of Washington, D.C., Inc.

101.	Rite Aid of West Virginia, Inc.

102.	Rite Aid Realty Corp.

103.	Rite Aid Rome Distribution Center, Inc.

104.	Rite Aid Services, L.L.C.

105.	Rite Aid Transport, Inc.

106.	RX Choice, Inc.

107.	Seven Mile and Evergreen – Detroit, LLC

108.	Silver Springs Road – Baltimore, Maryland/One, LLC

109.	Silver Springs Road – Baltimore, Maryland/Two, LLC

110.	State & Fortification Streets – Jackson, Mississippi, LLC

111.	State Street and Hill Road – Gerard, Ohio, LLC

112.	The Lane Drug Company

113.	Thrift Drug Services, Inc.

114.	Thrift Drug, Inc.

115.	Thrifty Corporation

116.	Thrifty PayLess, Inc.

117.	Tyler and Sanders Roads, Birmingham - Alabama, LLC

SCHEDULE B

Subsidiary Guarantors

1.	Rite Fund, Inc.

2.	Rite Investments Corp.

3.	Rite Aid Hdqtrs. Funding, Inc.

4.	EDC Licensing, Inc.

5.	JCG Holdings (USA), Inc.

6.	JCG (PJC) USA, LLC

7.	The Jean Coutu Group (PJC) USA, Inc.

EXHIBIT A

CREDIT AGREEMENT

dated as of June 27, 2001,

as amended and restated as of June 5, 2009,

AMONG

RITE AID CORPORATION,

THE LENDERS PARTY HERETO,

CITICORP NORTH AMERICA, INC.,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT,

BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT,

WELLS FARGO RETAIL FINANCE, LLC,
AS CO-DOCUMENTATION AGENT,

GMAC COMMERCIAL FINANCE LLC,
AS CO-DOCUMENTATION AGENT

and

GENERAL ELECTRIC CAPITAL CORPORATION,
AS CO-DOCUMENTATION AGENT
___________________________

CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arranger and Joint Bookrunning Manager,

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Joint Bookrunning Manager,

WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Joint Bookrunning Manager,

and

GE CAPITAL MARKETS, INC.,
as Joint Lead Arranger and Joint Bookrunning Manager

[CS&M Ref. No. 8500-406]

TABLE OF CONTENTS

Page
ARTICLE I

Definitions

ARTICLE II

The Credits

ARTICLE III

Representations and Warranties

SECTION 3.01.	Organization; Powers	70
SECTION 3.02.	Authorization; Enforceability	71

i

ARTICLE IV

Conditions

SECTION 4.01.	2009 Restatement Effective Date	75
SECTION 4.02.	Each Credit Event	75

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

ARTICLE VIII

SECTION 8.01.	The Agents	107
SECTION 8.02.	Additional Rights of Borrowing Base Agent	109

ARTICLE IX

Miscellaneous

ANNEXES:

Annex 1 – Definitions Annex
Annex 2 – Subordination Terms

SCHEDULES:

Schedule 1.01	-	Subsidiary Loan Parties
Schedule 3.04	-	Undisclosed Liabilities
Schedule 3.05 (a)	-	Properties
Schedule 3.05(c)	-	Leased Warehouses and Distribution Centers
Schedule 3.06(a)	-	Litigation
Schedule 3.06(b)	-	Environmental Matters
Schedule 3.07	-	Compliance with Laws
Schedule 3.09	-	Taxes
Schedule 3.12	-	Subsidiaries
Schedule 3.13	-	Insurance
Schedule 3.14	-	Labor
Schedule 5.11	-	Subsidiaries
Schedule 6.01(a)(xii)	-	Existing Indebtedness
Schedule 6.01(b)	-	Equity Issuances
Schedule 6.02(xi)	-	Liens
Schedule 6.04	-	Investments
Schedule 6.08(a)	-	Restricted Payments
Schedule 6.09	-	Affiliate Transactions

EXHIBITS:

Exhibit A-1	-	Form of Term Note
Exhibit A-2	-	Form of Revolving Credit Note
Exhibit B	-	Form of Borrowing Base Certificate
Exhibit C	-	Form of Assignment and Acceptance Agreement
Exhibit D	-	Form of Senior Subsidiary Guarantee Agreement
Exhibit E	-	Form of Senior Subsidiary Security Agreement
Exhibit F	-	Form of Senior Indemnity, Subrogation and Contribution Agreement
Exhibit G	-	Form of Second Priority Subsidiary Guarantee Agreement
Exhibit H	-	Form of Second Priority Subsidiary Security Agreement
Exhibit I	-	Form of Second Priority Indemnity, Subrogation and Contribution Agreement
Exhibit J	-	Form of Senior Lien Intercreditor Agreement

v

CREDIT AGREEMENT dated as of June 27, 2001, as amended and restated as of June 5, 2009 (this “Agreement”), among RITE AID CORPORATION, a Delaware corporation, the LENDERS party hereto, CITICORP NORTH AMERICA, INC., as Administrative Agent and Collateral Agent, and BANK OF AMERICA, N.A., as Syndication Agent.

On the Effective Date (such term and each other capitalized term used but not otherwise defined in this preamble having the meaning assigned to such term in Article I below or in the Definitions Annex), the Borrower, the Administrative Agent, the Collateral Agent and certain of the Lenders entered into this Agreement pursuant to which certain of the Lenders thereunder agreed to extend credit to the Borrower on a revolving credit basis and to make term loans to the Borrower.

On the First Restatement Effective Date, the Tranche 1 Term Lenders made Tranche 1 Term Loans in an aggregate principal amount of $145,000,000.  On the Second Restatement Effective Date, the Tranche 2 Term Lenders made Tranche 2 Term Loans in an aggregate principal amount of $1,105,000,000.  On the 2008 Restatement Effective Date, the Tranche 3 Term Lenders made Tranche 3 Term Loans in an aggregate principal amount of $350,000,000.

The proceeds of Revolving Loans and Swingline Loans made on or after the 2009 Restatement Effective Date will be used for general corporate purposes, including the financing of Optional Debt Repurchases, permitted capital expenditures, the repurchase of the Borrower’s and/or its Subsidiaries’ (including Rite Aid Lease Management Company’s) Preferred Stock and permitted Restricted Payments, as more fully described herein.  Letters of Credit will be used solely to support payment obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2008 Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of July 9, 2008, among the Borrower, the Subsidiary Loan Parties, the Tranche 3 Term Lenders and the Administrative Agent.

“2008 Restatement Effective Date” means the date on which this Agreement becomes effective pursuant to the terms of the 2008 Amendment and Restatement Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accepting Lenders” shall have the meaning assigned to such term in Section 9.19(a).

“Account” means any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

“Account Debtor” means, with respect to any Account, the obligor with respect to such Account.

“Accounts Receivable Advance Rate” means the accounts receivable advance rate determined in accordance with Section 2.20.

“Acquisition” means the acquisition by the Borrower of all the Equity Interests in Holdings.

“Additional Lender” means, at any time, any bank or other financial institution (other than any such bank or financial institution that is a Lender at such time) that agrees to provide any portion of any Incremental Facility or Refinancing Indebtedness pursuant to a Refinancing Amendment, provided that each Additional Lender shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld) and the Borrower.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjustment Date” means the first day of each calendar month.

“Administrative Agent” means CNAI, in its capacity as administrative agent for the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 9.19(a).

“Agents” means the Administrative Agent, the Collateral Agent and each Borrowing Base Agent.

“Agent Parties” has the meaning assigned to such term in Section 9.16(c).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Citibank Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%; provided, however, that solely for purposes of calculating interest in respect of any Tranche 3 Term Loan that is an ABR Loan the Alternate Base Rate will be deemed to be 4.00% per annum on any day when the Alternate Base Rate would otherwise be less than 4.00% per annum.  Any change in the Alternate Base Rate due to a change in the Citibank Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Citibank Base Rate or the Federal Funds Effective Rate.

“Amendment and Restatement Agreement” means the Amendment and Restatement Agreement, dated November 8, 2006, relating to the Original Agreement as in effect at such time.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have been terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, on any day, (a) with respect to any ABR Tranche 2 Term Loan, a rate per annum of 0.75% and, with respect to any Eurodollar Tranche 2 Term Loan, a rate per annum of 1.75%, (b) with respect to any ABR Tranche 3 Term Loan, a rate per annum of 2.00% and, with respect to any Eurodollar Tranche 3 Term Loan, a rate per annum of 3.00%, (c) with respect to any ABR Loan (other than a Tranche 2 Term Loan, a Tranche 3 Term Loan, an Other Revolving Loan or an Other Term Loan) or Eurodollar Loan (other than a Tranche 2 Term Loan, a Tranche 3 Term Loan, an Other Revolving Loan or an Other Term Loan), as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, in each case based upon the Average Revolver Availability determined as of the most recent Adjustment Date and (d) with respect to any Other Revolving Loan or Other Term Loan, the “Applicable Rate” set forth in the Refinancing Amendment or Loan Modification Agreement relating thereto:

RATING:	ABR Spread (bps)	Eurodollar Spread (bps)
Category 1 Average Revolver Availability greater than $1,250,000,000	25	125
Category 2 Average Revolver Availability greater than $500,000,000 but less than or equal to $1,250,000,000	50	150
Category 3 Average Revolver Availability less than or equal to $500,000,000	75	175

“Approved Fund” means (a) with respect to any Lender, a CLO managed by such Lender or by an Affiliate of such Lender or (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit C or any other form approved by the Administrative Agent.

“Average Revolver Availability” means, as determined on any Adjustment Date, the average daily Revolver Availability during the calendar month immediately preceding such Adjustment Date; provided that the Average Revolver Availability as determined on the first Adjustment Date occurring after the Original Restatement Effective Date shall be the average daily Revolver Availability for the period from the Original Restatement Effective Date to the day immediately prior to such first Adjustment Date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Rite Aid Corporation, a Delaware corporation.

“Borrowing” means (a) a Loan of the same Class and Type, made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base Agent” means CNAI, Bank of America, N.A., General Electric Capital Corporation and Wells Fargo Retail Finance, LLC (in each case, until the resignation thereof in accordance with Article VIII hereof); provided that any determination that is required to be made by the “Borrowing Base Agent” pursuant to this Agreement shall require, and become effective with, the agreement of all Borrowing Base Agents; provided, however, in the event that the Borrowing Base Agents cannot agree on any issue requiring the determination or approval of the Borrowing Base Agent, including the Borrowing Base Amount, the Estimated Borrowing Base Amount, the determination of eligibility standards for the Borrowing Base Amount and Estimated Borrowing Base Amount, the imposition of reserves, borrowing base reporting, appraisals or examinations or any other action or determination required of the Borrowing Base Agent under the Senior Loan Documents, the determination shall be made by the Borrowing Base Agent asserting the most conservative credit judgment.

“Borrowing Base Amount” means, with respect to the Borrower, an amount equal to the sum, without duplication, of the following;

(a) the Accounts Receivable Advance Rate multiplied by the book value of Eligible Accounts Receivable; plus

(b) the Pharmaceutical Inventory Advance Rate multiplied by the Eligible Pharmaceutical Inventory Value; plus

(c) the Other Inventory Advance Rate multiplied by the Eligible Other Inventory Value; plus

(d) the Script Lists Advance Rate multiplied by the Eligible Script Lists Value; plus

(e) on and after the Credit Card Receivables Effective Time, the Credit Card Receivable Advance Rate multiplied by the book value of Eligible Credit Card Accounts Receivable; minus

(f) a reserve in an aggregate amount equal to the Borrower’s then-current exposure upon early termination under each of its existing and future Hedging Agreements; minus

(g) any reserves established by any Borrowing Base Agent in the exercise of its commercially reasonable judgment to reflect Borrowing Base Factors (it being understood that no reserves shall be established by the Borrowing Base Agent to reflect the Borrowing Base Factors with respect to Eligible Credit Card Accounts Receivable until the Credit Card Receivables Effective Time);

provided, that, for purposes of determining the Borrowing Base Amount at any date of determination, the amount set forth in clause (d) of this definition shall not exceed the lesser of (i) $800,000,000 and (ii) 25% of the Borrowing Base Amount.

The Borrowing Base Amount shall be computed (i) weekly with respect to Eligible Accounts Receivable and Eligible Inventory stored at any location other than a distribution center, (ii) monthly with respect to Eligible Inventory stored at a distribution center, (iii) semi-annually with respect to Eligible Script Lists and (iv) after the Credit Card Receivables Effective Date, monthly with respect to Eligible Credit Card Accounts Receivable, in each case in accordance with Sections 2.20 and 5.01(f), subject to the requirements in Section 5.01(f) for more frequent computation of the components of the Borrowing Base Amount.  The Borrowing Base Amount at any time in effect shall be determined by reference to the Borrowing Base Certificate most recently delivered pursuant to Section 5.01(f).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B or in such other form as the Agents may approve.

“Borrowing Base Factors” means landlord’s liens affecting Eligible Inventory, factors affecting the saleability or collectability of Eligible Accounts Receivable, Eligible Credit Card Accounts Receivable and Eligible Inventory at retail or in liquidation, factors affecting the market value of Eligible Inventory, Eligible Accounts Receivable, Eligible Credit Card Accounts Receivable or Eligible Script Lists, other impediments to the Collateral Agent’s ability to realize upon the Eligible Accounts Receivable, the Eligible Credit Card Accounts Receivable, the Eligible Inventory or the Eligible Script Lists and other factors affecting the credit value to be afforded the Eligible Accounts Receivable, the Eligible Inventory and the Eligible Script Lists, and such other factors as the Borrowing Base Agent from time to time determine in their commercially reasonable discretion as being appropriate to reflect criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base Amount or to reflect that a Default or an Event of Default then exists.  Without limiting the generality of the foregoing, such Borrowing Base Factors may include, in the Borrowing Base Agent’s commercially reasonable judgment acting in good faith (but are not limited to):  (i) rent; (ii) customs duties, and other costs to release inventory that is being imported into the United States; (iii) outstanding taxes and other governmental charges, including ad valorem, real estate, personal property, sales and other taxes that may have priority over the interests of the Senior Collateral Agent in the Collateral; (iv) if a Default or an Event of Default then exists, salaries, wages and benefits due to employees of the Borrower or any Subsidiary Loan Party, (v) customer credit liabilities, and (vi) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Collateral Agent in the Collateral.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Acquisition” means (i) an Investment by the Borrower or any of the Subsidiaries in any other Person (including an Investment by way of acquisition of debt or equity securities of any other Person) pursuant to which such Person shall become a Subsidiary or shall be merged into or consolidated with the Borrower or any of the Subsidiaries or (ii) an acquisition by the Borrower or any of the Subsidiaries of the property and assets of any Person (other than the Borrower or any of the Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person; provided that the acquisition of prescription files and Stores and the acquisition of Persons substantially all of whose assets consist of fewer than 10 Stores, in each case in the ordinary course of business and not substantially inconsistent with the business projections of the Borrower and the Subsidiaries delivered to the Lenders on or about the Original Restatement Effective Date shall not constitute a Business Acquisition.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capital Lease, which obligations should be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management System” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Cash Sweep Cash Collateral Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Cash Sweep Notice” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the Second Restatement Effective Date) (other than (i) Green Equity Investors III, L.P. and its Affiliates or (ii) the Seller and its Affiliates as a result of the Acquisition), of 30% or more of the outstanding shares of common stock of the Borrower; (b) at the end of any period of 12 consecutive calendar months, the occupation of a majority of the seats on the board of directors of the Borrower by Persons who were not members of the board of directors of the Borrower on the first day of such period (other than any new directors whose election or appointment by such board of directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of not less than three-fourths of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved); or (c) the occurrence of a “Change of Control”, as defined in any Indenture or other agreement that governs the terms of any Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Original Restatement Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Original Restatement Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Original Restatement Effective Date.

“Charges” has the meaning assigned to such term in Section 9.13.

“Citibank Base Rate” means the rate of interest publicly announced by Citibank, N.A. in New York City from time to time as the Citibank Base Rate.

“Citibank Concentration Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Other Revolving Loans of any series, Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans, Other Term Loans of any series or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, an Other Revolving Commitment of any series, a Tranche 1 Term

Commitment, a Tranche 2 Term Commitment, a Tranche 3 Term Commitment or an Other Term Commitment of any series.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of a Lender.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” means the Senior Collateral Agent.

“Collateral and Guarantee Requirement” means the requirement that:

(a)        the Administrative Agent shall have received from each Subsidiary Loan Party either (i) a counterpart of, or a supplement to, each Senior Collateral Document duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Subsidiary Loan Party after the Second Restatement Effective Date, a supplement to each applicable Senior Collateral Document, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;

(b)        (i) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Senior Collateral Documents and perfect such Liens to the extent required by, and with the priority required by, this Agreement and the Senior Collateral Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent (with a copy to each Borrowing Base Agent) for filing, registration or recording or (ii) the Administrative Agent shall have been provided with all authorizations, consents and approvals from each Loan Party, Governmental Authority and other Person reasonably requested by it to file, record or register all documents and instruments referred to in clause (b)(i) of this definition; and

(c)        each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Senior Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

“Commitment” means the Revolving Commitments, the Other Revolving Commitments (if any), the Tranche 1 Term Commitments, the Tranche 2 Term Commitments, the Tranche 3 Term Commitments and the Other Term Commitments, or any combination thereof (as the context requires).

“Communications” has the meaning assigned to such term in Section 9.16(a).

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries for plant, property and equipment and prescription files during such period (including any such expenditure by way of acquisition of a Person or by way of assumption of Indebtedness or other obligations of a Person, to the extent reflected as plant, property and equipment or as prescription file assets) minus the aggregate amount of Net Cash Proceeds received by the Borrower and its Consolidated Subsidiaries from the sale of Stores to third parties pursuant to Sale and Leaseback Transactions; provided that the aggregate amount of expenditures by the Borrower and its Consolidated Subsidiaries referred to above shall exclude, without duplication, (i) any such expenditures made for the replacement or restoration of assets to the extent financed by Casualty/Condemnation Proceeds relating to the asset or assets being replaced or restored, (ii) any amounts paid to any party under a lease entered into in connection with a Sale and Leaseback Transaction with respect to the termination of such lease and the reacquisition by the Borrower or any of the Subsidiaries of the property subject to such lease and (iii) any such expenditures made for the purchase or other acquisition from a third party of Stores, leases and prescription files, but only to the extent that an equivalent or greater amount is received from such third party as consideration for the sale or other disposition to such third party of Stores, leases and/or prescription files of a substantially equivalent value closed at substantially the same time as, and entered into as part of a single related transaction with, such purchase or acquisition (and if a lesser amount is received from such third party as consideration for such sale or other disposition, then the amount of Consolidated Capital Expenditures for purposes hereof shall be the expenditures made net of the consideration received); provided further that Consolidated Capital Expenditures shall in no case be less than zero.

“Consolidated EBITDA” means, for any period, without duplication, Consolidated Net Income for such period, plus (a) to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) consolidated interest expenses, whether cash or non-cash, and charges, commissions, discounts, yield and other similar fees and charges incurred pursuant to Factoring Transactions or by Securitization Vehicles in connection with Securitizations which are payable to any Person other than a Loan Party, and any other amounts comparable to or in the nature of interest under any Securitization or Factoring Transaction, including losses on the sale of Securitization Assets in a Securitization accounted for as a “true sale” or Factoring Assets in a Factoring Transaction accounted for as a “true sale,” (ii) provision for income taxes, (iii) depreciation and amortization, (iv) LIFO Adjustments which reduced such Consolidated Net Income, (v) store closing and non-cash impairment expenses, (vi) any other nonrecurring charge to the extent such nonrecurring charge does not involve any cash expenditure during such period, (vii) non-cash compensation expenses related to stock option and restricted stock employee benefit plans, (viii) the non-cash interest component, as adjusted from time to time, in respect of reserves, (ix) all costs, fees, charges and expenses incurred in connection with the Transactions, (x) all charges incurred relating to the investigation of the Borrower by the United States Attorney’s Office and the United States Department of Labor and all amounts paid in satisfaction of any judgment, fine or settlement resulting therefrom, (xi) all costs and litigation expenses incurred in connection with litigation, investigations and other proceedings relating to the business conduct and practices of the former management of the Borrower and (xii) all Integration Expenses, and minus (b) to the extent not deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) any cash expenditure during such period in connection with which a nonrecurring charge was taken and added back to Consolidated Net Income pursuant to clause (a) above in calculating Consolidated EBITDA in any prior period and (ii) LIFO Adjustments which increased such Consolidated Net Income.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBITDA plus Consolidated Rent less Consolidated Capital Expenditures plus Integration Capital Expenditures to (ii) Consolidated Interest Charges plus Consolidated Rent plus cash dividends paid pursuant to Section 6.08(a), in each case for such period and determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued during such period by the Borrower and its Consolidated Subsidiaries, solely to the extent paid or payable (whether during or after such period) in cash (i) minus non-cash interest expenses during such period related to (x) litigation reserves, (y) closed store liability reserves, if any, and (z) self-insurance reserves and (ii) plus, to the extent not otherwise included in such interest charges, commissions, discounts, yield and other similar fees and charges incurred pursuant to Factoring Transactions or by Securitization Vehicles in connection with Securitizations which are payable to any Person other than a Loan Party, and any other amounts comparable to or in the nature of interest under any Securitization or Factoring Transaction, including losses on the sale of Securitization Assets in a Securitization accounted for as a “true sale” or Factoring Assets in a Factoring Transaction accounted for as a “true sale”.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries (exclusive of (a) extraordinary items of gain or loss during such period or gains or losses from Indebtedness modifications during such period, (b) any gain or loss in connection with any Asset Sale during such period, other than sales of inventory in the ordinary course of business, but in the case of any loss only to the extent that such loss does not involve any current or future cash expenditure, (c) the cumulative effect of accounting changes during such period and (d) net income or loss attributable to any Investments in Persons other than Affiliates of the Borrower), determined on a consolidated basis for such period in accordance with GAAP.

“Consolidated Rent” means, for any period, the consolidated rental expense of the Borrower and its Consolidated Subsidiaries for such period, and including in any event rental costs of closed stores for such period whether or not reflected as an expense in the determination of Consolidated Net Income for such period.

“Consolidated Subsidiary” means, with respect to any Person, at any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP,

be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“CNAI” means Citicorp North America, Inc.

“Credit Card Accounts Receivable” means any receivables due to any Subsidiary Loan Party from the credit card or debit card issuer in connection with purchases from and other goods and services provided by such Subsidiary Loan Party on the following credit cards or debit cards: Visa, MasterCard, American Express, Diners Club, Discover, JCB, Carte Blanche and such other credit cards or debit cards as the Borrowing Base Agent shall approve in its commercially reasonable judgment from time to time, in each case which have been earned by performance by such Subsidiary Loan Party but not yet paid to such Subsidiary Loan Party by the credit card or debit card issuer or the credit card or debit card processor, as applicable.

“Credit Card Receivables Effective Time” means the date on which the Borrowing Base Agent has completed its due diligence with respect to the Credit Card Accounts Receivable, including its receipt of, and satisfaction with, an audit of the Credit Card Accounts Receivable, in scope, form and substance reasonably satisfactory to the Borrowing Base Agent, and determination by the Borrowing Base Agent of the initial reserves with respect thereto.

“Credit Card Receivable Advance Rate” means the accounts receivable advance rate determined in accordance with Section 2.20.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitions Annex” means the definitions annex attached hereto as Annex 1 (as the same may be amended, supplemented or otherwise modified from time to time).

“Deposit Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Direct Delivery Vendor” has the meaning assigned to such term in the Intercompany Inventory Purchase Agreement.

“dollars” or “$” refers to lawful money of the United States of America.

“Eligible Accounts Receivable” means, at any date of determination, all Accounts that satisfy at the time of creation and continue to meet the same at the time of such determination the usual and customary eligibility criteria established from time to time by the Borrowing Base Agent in its commercially reasonable judgment.  On the 2009 Restatement Effective Date, those criteria are:

(a)        such Account constitutes an “account” or “chattel paper” within the meaning of the Uniform Commercial Code of the state in which the Account is located;

(b)        all payments on such Account are by the terms of such Account due not later than 90 days after the date of service (i.e., the transaction date) and are otherwise on terms that are normal and customary in the business of the Borrower and the Subsidiaries;

(c)        such Account has been billed and has not remained unpaid for more than 120 days following the date of service;

(d)        such Account is denominated in dollars;

(e)        such Account arose from a completed, outright and lawful sale of goods or the completed performance of services by the applicable Subsidiary Loan Party and accepted by the applicable Account Debtor, and the amount of such Account has been properly recognized as revenue on the books of the applicable Subsidiary Loan Party;

(f)        such Account is owned solely by a Subsidiary Guarantor (and has not been transferred pursuant to a Securitization or a Factoring Transaction);

(g)        the proceeds of such Account are payable solely to a Deposit Account which (A) is under the control of the Collateral Agent and (B) has not been released or transferred in accordance with Section 5.16 or otherwise;

(h)        such Account arose in the ordinary course of business of the applicable Subsidiary Loan Party;

(i)        not more than 50% of the aggregate amount of Accounts from the same Account Debtor and any Affiliates thereof remain unpaid for more than 120 days following the date of service;

(j)        to the knowledge of the Borrower and the Subsidiaries, no event of death, bankruptcy, insolvency or inability to pay creditors generally of the Account Debtor of such Account has occurred, and no notice thereof has been received;

(k)        payment of such Account is not being disputed by the Account Debtor thereof and is not subject to any material bona fide claim, counterclaim, offset or chargeback;

(l)        such Account complies in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(m)      with respect to such Account, the Account Debtor (i) is organized in the United States (or, if such Account Debtor is not organized in the United States, such Account is supported by a letter of credit approved by the Collateral Agent in favor of the applicable Subsidiary Loan Party) and (ii) is not an Affiliate or Subsidiary or an Affiliate of any of the Subsidiaries;

(n)        such Account is subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Lenders pursuant to the Senior Collateral Documents and is not subject to any other Lien (other than the Second Priority Lien);

(o)        with respect to any such Account for an amount greater than $5,000,000, the Account Debtor has not been disapproved by the Required Lenders (based, on the Required Lenders’ reasonable judgment, upon the creditworthiness of such Account Debtor);

(p)        the representations and warranties contained in the Senior Loan Documents with respect to such Account are true and correct in all material respects;

(q)        such Account does not consist of amounts due from vendors as rebates or allowances;

(r)        such Account is in full force and effect and constitutes a legal, valid and binding obligation of the Account Debtor, enforceable against such Account Debtor in accordance with its terms; and

(s)        if such Account is purchased by a Subsidiary Guarantor in connection with an Incremental Securitization Refinancing Facility or a Securitization Refinancing, then the Borrowing Base Agent shall have completed its due diligence with respect to such Account, including its completion of, and satisfaction with, an audit of the Account, in scope, form and substance reasonably satisfactory to the Borrowing Base Agent.

“Eligible Credit Card Account Receivable” means, at any date of determination, any Credit Card Account Receivable that (i) has been earned and represents the bona fide amounts due to a Subsidiary Loan Party from a credit card or debit card processor and/or credit card or debit card issuer, and in each case originated in the ordinary course of business of the applicable Subsidiary Loan Party and (ii) is not excluded as an Eligible Credit Card Account Receivable pursuant to any of clauses (a) through (i) below.  Without limiting the foregoing, to qualify as an Eligible Credit Card Account Receivable, a Credit Card Account Receivable shall indicate no Person other than a Subsidiary Loan Party as payee or remittance party.  Eligible Credit Card Account Receivable shall not include any Credit Card Account Receivable if:

(a)        such Credit Card Account Receivable is not owned by a Subsidiary Loan Party or such Subsidiary Loan Party does not have good or marketable title to such Credit Card Account Receivable;

(b)        such Credit Card Account Receivable does not constitute (i) an “Account” (as defined in the UCC), unless such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind, or (ii) a right of payment of a monetary obligation, whether or not earned by performance, arising out of the use of a credit or debit card or information contained on or for use with the credit or debit card;

(c)        such Credit Card Account Receivable has been outstanding more than five Business Days.

(d)        the credit card or debit card issuer or credit card or debit card processor of the applicable credit card or debit card with respect to such Credit Card Account Receivable is the subject of any bankruptcy or insolvency proceedings;

(e)        such Credit Card Account Receivable is not a valid, legally enforceable obligation of the applicable credit card or debit card issuer with respect thereto;

(f)        such Credit Card Account Receivable is not subject to a properly perfected security interest in favor of the Collateral Agent, or is subject to any Lien whatsoever other than any Lien created pursuant to the Senior Debt Documents or the Second Priority Debt Documents and any Permitted Encumbrances contemplated by the processor agreements and for which appropriate reserves (as determined by the Borrowing Base Agent in the exercise of its commercially reasonable judgment) have been established or maintained by the Loan Parties;

(g)        such Credit Card Account Receivable does not conform in all material respects to all representations, warranties or other provisions in the Senior Debt Documents, the Second Priority Debt Documents or in the credit card or debit card agreements relating to such Credit Card Account Receivable or any default exists under the applicable credit card or debit card agreement;

(h)        such Credit Card Account Receivable is subject to risk of set-off, non-collection or not being processed due to unpaid and/or accrued credit card or debit card processor fee balances, to the extent of the lesser of the balance of such Credit Card Account Receivable or unpaid credit card or debit card processor fees;

(i)        such Credit Card Account Receivable is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Collateral Agent, and to the extent necessary or appropriate, endorsed to the Collateral Agent; or

(j)           such Credit Card Account Receivable does not meet such other usual and customary eligibility criteria for Credit Card Account Receivables as the Borrowing Base Agent may determine from time to time in its commercially reasonable judgment.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Account Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card or debit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the Subsidiary Loan Party to reduce the amount of such Eligible Credit Card Account Receivable.

“Eligible Inventory” means, at any date of determination, all inventory (as defined in the Uniform Commercial Code) owned by any Subsidiary Loan Party that satisfies at the time of such determination the usual and customary eligibility criteria established from time to time by the Borrowing Base Agent in its commercially reasonable judgment.  On the 2009 Restatement Effective Date, Eligible Inventory shall exclude, without duplication, the following:

(a)        any such inventory that has been shipped to a customer, even if on a consignment or “sale or return” basis, or is otherwise not in the possession or control of or any Subsidiary Loan Party or a warehouseman or bailee of any Subsidiary Loan Party;

(b)        any inventory against which any Subsidiary Loan Party has taken a reserve, to the extent of such reserve, to the extent specified by the Borrowing Base Agent from time to time in its commercially reasonable judgment to reflect Borrowing Base Factors;

(c)        any inventory that has been discontinued or is otherwise of a type (SKU) not currently offered for sale on a regular basis by the Subsidiary Loan Parties (including any such inventory obtained in connection with a Business Acquisition) to the extent specified by the Borrowing Base Agent from time to time in its commercially reasonable judgment to reflect Borrowing Base Factors;

(d)        inventory acquired in a Business Acquisition if the increase in the Borrowing Base Amount attributable to such inventory is greater than $50,000,000, unless and until the Borrowing Base Agent has completed or received (A) an appraisal of such inventory from appraisers satisfactory to the Borrowing Base Agent, establishes an advance rate and reserves therefor and otherwise agrees that such inventory shall be deemed Eligible Inventory and (B)

such other due diligence as the Borrowing Base Agent may require, all of the results of the foregoing in respect of such inventory to be reasonably satisfactory to the Borrowing Base Agent;

(e)        any inventory not located in the United States or otherwise not subject to a valid and perfected Lien under the Senior Collateral Documents, subject to no prior or equal Lien;

(f)        any supply, scrap or obsolete inventory or inventory that is otherwise unsaleable;

(g)        any inventory that is past its expiration date, is damaged or not in good condition, is a sample used for marketing purposes or does not meet all material standards imposed by any governmental authority having regulatory authority over such inventory, except in each case to the extent of its net realizable value as determined by the Borrowing Base Agent from time to time in its commercially reasonable judgment;

(h)        any inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third Person from whom the Borrower or any of its Subsidiaries has received notice of a dispute in respect of such agreement, to the extent that the Borrowing Base Agent determines, in its commercially reasonable judgment, that such dispute could be expected to prevent the sale of such inventory;

(i)        any inventory which is subject to a negotiable document of title which has not been delivered to the Administrative Agent;

(j)        any inventory to the extent that such inventory is not comprised of readily marketable materials of a type manufactured, consumed or held for resale by the Subsidiary Loan Parties in the ordinary course of business;

(k)        any inventory to the extent that such inventory consists of raw materials, component parts and/or work-in-progress;

(l)        any inventory in respect of which the applicable representations and warranties in the Senior Loan Documents are not true and correct in all material respects;

(m)      any inventory to which the Subsidiary Loan Parties do not have good title or any inventory which a Subsidiary Loan Party holds on consignment or on a “sale or return” basis; and

(n)        any inventory (as notified by the Collateral Agent to the Borrower) that the Borrowing Base Agent has, in its commercially reasonable judgment, deemed ineligible in order to reflect Borrowing Base Factors;

provided, however, that no inventory which is stored at a distribution center leased by the Borrower or any other Person shall be considered “Eligible Inventory” unless each of the waivers obtained pursuant to the Original Agreement from the lessor of each leased distribution center of the Subsidiary Loan Parties of any statutory, common law or contractual landlord’s lien with respect to any inventory of any Subsidiary Loan Party (other than with respect to inventory located at leased warehouses having a value in the aggregate not to exceed $40,000,000) shall be in full force and effect (or the Borrowing Base Agent shall have granted a waiver to such compliance).

“Eligible Other Inventory Value” means, at any date of determination, an amount equal to (i) the cost of Eligible Inventory that is Other Inventory (less any appropriate reserve for obsolete Other Inventory and any profits accrued in connection with transfers of Other Inventory between the Borrower and the Subsidiaries or between Subsidiaries) at such date, in dollars, determined in accordance with GAAP consistently applied and on a basis consistent with that used in the preparation of the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to Section 5.01(a) multiplied by (ii) the Net Orderly Liquidation Rate with respect to such Other Inventory.

“Eligible Pharmaceutical Inventory Value” means, at any date of determination, an amount equal to (i) the cost of Eligible Inventory that is Pharmaceutical Inventory (less any appropriate reserve for obsolete Pharmaceutical Inventory and any profits accrued in connection with transfers of Pharmaceutical Inventory between the Borrower and the Subsidiaries or between Subsidiaries) at such date, in dollars, determined in accordance with GAAP consistently applied and on a basis consistent with that used in the preparation of the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders pursuant to Section 5.01(a) multiplied by (ii) the Net Orderly Liquidation Rate with respect to such Pharmaceutical Inventory.

“Eligible Script Lists” means, at any date of determination, all lists owned and maintained on such date by the Subsidiary Loan Parties setting forth Persons (and addresses, telephone numbers or other contact information therefor) who currently purchase or otherwise obtain, in any Store owned or operated by any Subsidiary Loan Party, medication required to be dispensed by a licensed professional.

“Eligible Script Lists Value” means, at any date of determination, the liquidation value of the Eligible Script Lists in dollars, as most recently determined in connection with an appraisal performed for purposes of this Agreement by Washburn & Associates or such other appraisal firm satisfactory to the Borrowing Base Agent.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the existence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Estimated Borrowing Base Amount” means the Borrowing Base Amount; provided that for this purpose the assets and properties of Holdings and its subsidiaries shall be deemed to have been pledged, on a first priority basis, to the

Collateral Agent for the benefit of the Lenders pursuant to the Senior Collateral Documents.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, without duplication, of:

(a)        net cash proceeds from operating activities adjusted by net (repayments to) proceeds from accounts receivable securitization as reflected in the statement of cash flows to the financial statements of the Borrower filed with the SEC for the applicable fiscal year; minus

(b)        the sum of (i) Consolidated Capital Expenditures for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or synthetic lease obligations or otherwise financed by incurring Long-Term Indebtedness (exclusive of Revolving Loans and Other Revolving Loans), by issuing Equity Interests (exclusive of any issuance of Equity Interests to the Borrower or any of the Subsidiaries and any amounts prepaid pursuant to Section 2.11(c)(ii)), through the receipt of capital contributions (other than capital contributions made by the Borrower or any of the Subsidiaries) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated Net Income) plus (ii) cash consideration paid during such fiscal year to make acquisitions or other capital investments (except to the extent financed by incurring Long-Term Indebtedness (exclusive of Revolving Loans and Other Revolving Loans), by issuing Equity Interests (other than to the Borrower or any of the Subsidiaries), through the receipt of capital contributions (other than capital contributions made by the Borrower or any of the Subsidiaries) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated Net Income); minus

(c)        the aggregate principal amount of Long-Term Indebtedness repaid , prepaid, repurchased, redeemed or defeased (other than with the proceeds of Refinancing Indebtedness) by the Borrower and its Consolidated Subsidiaries during such fiscal year, excluding Indebtedness in respect of Revolving Loans and Other Revolving Loans (except to the extent accompanied by a corresponding reduction in Revolving Commitments or Other Revolving Commitments pursuant to Section 2.08) and Letters of Credit.

“Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Guaranteed Unsecured Indebtedness” means Indebtedness outstanding as of the Second Restatement Effective Date under the 9.25% Notes and the 8.625% Notes.

“Existing Non-Guaranteed Indebtedness” means Indebtedness outstanding as of the Second Restatement Effective Date under the Borrower’s 6.125% Notes due 2008, the Borrower’s 6.875% Senior Debentures due 2013, the Borrower’s 7.70% Notes due 2027 and the Borrower’s 6.875% Notes due 2028.

“Existing Second Priority Debt” means Indebtedness outstanding as of the Second Restatement Effective Date under the 8.125% Notes and the 2017 7.5% Notes.

“Factoring Assets” means any accounts receivable owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred in connection with the factoring of accounts receivable and which are sold, transferred or otherwise conveyed by the Borrower or a Subsidiary pursuant to a Factoring Transaction permitted by this Agreement.

“Factoring Notice” means a written notice delivered by the Borrower to the Administrative Agent at least 30 days after the termination of any Securitization program indicating that the Borrower or its Subsidiaries intend to engage in a Factoring Transaction.

“Factoring Transaction” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which the Borrower or such Subsidiaries sells, conveys or otherwise transfers (or purports to sell, convey or  otherwise transfer) Factoring Assets of the Borrower or such Subsidiaries to a non-related third party factor on market terms as determined in good faith by the senior management of the Borrower; provided that (i) no portion of any Indebtedness deemed to exist as a result of such Factoring Transaction (x) is incurred or Guaranteed by the Borrower or any other Subsidiary (in each case, other than as permitted pursuant to Section 6.01(a)(xvi)), (y) is recourse to the Borrower or any other Subsidiary (in each case, other than as permitted pursuant to Section 6.01(a)(xvi)) and (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary (other than by the Factoring Assets to be sold, conveyed or transferred to the third party factor), (ii) such Factoring Transaction is consummated pursuant to customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Factoring Assets on market terms for similar factoring, and (iii) in connection with such Factoring Transaction, the third party factor enters into an intercreditor arrangement reasonably acceptable to the Collateral Agent.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Effectiveness Period” means each period on or after the Second Restatement Effective Date commencing on and including any date on which Revolver Availability is less than $150,000,000 and ending on and excluding the first day thereafter, if any, which is the 30th consecutive calendar day on which Revolver Availability is equal to or greater than $175,000,000.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, vice president of financial accounting or controller of the Borrower.

“Financial Statement Delivery Date” means the first date after the Second Restatement Effective Date on which a consolidated balance sheet of the Borrower including the assets of Holdings and its subsidiaries is filed with the SEC.

“First Amendment to the Amendment and Restatement” means the First Amendment dated as of June 4, 2007 to the Amendment and Restatement Agreement.

“First Amendment Effective Date” shall have the meaning assigned to such term in the First Amendment to the Amendment and Restatement.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Lockbox Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Government Lockbox Account Agreement” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Government Lockbox Account Bank” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Hazardous Materials” means (a) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances, or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Holdings” means The Jean Coutu Group (PJC) USA, Inc., a corporation organized under the laws of the State of Delaware or, if the Reorganization (as defined in the Stock Purchase Agreement dated as of August 23, 2006, pursuant to which the Borrower intends to acquire all the outstanding Equity Interests in Holdings) is consummated prior to the Second Restatement Effective Date, JCG (PJC) USA, LLC, a limited liability company organized under the laws of the State of Delaware.

“HIPAA” has the meaning assigned to such term in Section 3.07.

“Incremental Commitment” has the meaning assigned to such term in Section 2.21.

“Incremental Facility” has the meaning assigned to such term in Section 2.21.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Inside Indebtedness” means Indebtedness of the Borrower or any Subsidiary (other than intercompany Indebtedness permitted by Section 6.01(a)(iii)) which matures on or before the Tranche 2/Tranche 3 Term Maturity Date and any portion of any other Indebtedness subject to scheduled amortization on or before the Tranche 2/Tranche 3 Term Maturity Date.

“Integration Capital Expenditures” means, for any period, all capital expenditures that (a) are directly attributable to the integration of the acquisition of Holdings and its subsidiaries and (b) will not recur once the integration of such acquisition of Holdings and its subsidiaries is complete.

“Integration Expenses” means, for any period, all expenses that (a) are directly attributable to the integration of the acquisition of Holdings and its subsidiaries and (b) will not recur once the integration of such acquisition of Holdings and its subsidiaries is complete.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or a Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending (x) on the numerically corresponding day in the calendar month that is one, two, three or six and, if agreed to by all Lenders in the applicable Class, nine or 12 months thereafter, (y) in the case of Revolving Loans, seven days thereafter or (z) in the case of Revolving Loans, six weeks thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available, in each case as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless, in the case of Interest Periods of one, two, three or six months, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period of one, two, three or six months that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such

Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) there shall be no more than two Revolving Loans with a seven day Interest Period at any time outstanding.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Intercompany Inventory Purchase Agreement.

“Investment” by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Equity Interests, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee (provided, however, that for purposes of Section 6.04, payments under Guarantees not exceeding the amount of the Investment attributable to the issuance of such Guarantee will not be deemed to result in an increase in the amount of such Investment) or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.  Any repurchase by the Borrower of its own Equity Interests or Indebtedness shall not constitute an Investment for purposes of this Agreement.  The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.05(i).

“Issuing Banks” means CNAI, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A. and any other Lender designated as an Issuing Bank in accordance with the provisions of Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Banks” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Venture” means, with respect to any Person, at any date, any other Person in whom such Person directly or indirectly holds an Investment consisting of an Equity Interest, and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person, if such statements were prepared in accordance with GAAP as of such date.

“Latest Maturity Date” means, at any date of determination, the latest of (a) the Revolving/Tranche 1 Term Maturity Date, (b) the Tranche 2/Tranche 3 Term Maturity Date and (c) the latest maturity date of any Other Term Loan or Other Revolving Loan, in each case as extended in accordance with this Agreement from time to time.

“LC Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons that were Lenders under the Original Restated Agreement and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, an Incremental Facility Amendment or a Refinancing Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently completed on or prior to such date.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next 1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative

Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.  Notwithstanding the foregoing, solely for purposes of calculating interest in respect of any Tranche 3 Term Loan that is a Eurodollar Loan, the LIBO Rate in respect of any applicable Interest Period will be deemed to be 3.00% per annum if the LIBO Rate for such Interest Period calculated pursuant to the foregoing provisions would otherwise be less than 3.00% per annum.

“LIFO Adjustments” means, for any period, the net adjustment to costs of goods sold for such period required by the Borrower’s LIFO inventory method, determined in accordance with GAAP.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the other Loan Parties, as applicable, and one or more Accepting Lenders.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 9.19(a).

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement (including, unless the context otherwise requires, Other Revolving Loans and Other Term Loans).

“Lockbox Account” shall have the meaning assigned to such term in the Senior Subsidiary Security Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Margin Stock” means “margin stock”, as such term is defined in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties, condition (financial or otherwise), or prospects of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Senior Loan Document to which it is a party or (c) the legality, validity or enforceability of the Senior Loan Documents (including, without limitation, the validity, enforceability or priority of security interests granted thereunder) or the rights of or benefits or remedies available to the Lenders under any Senior Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $50,000,000.  For purposes of this definition, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Orderly Liquidation Rate” means, with respect to any type of inventory, at any date of determination, the net orderly liquidation rate with respect to such type of inventory, expressed as a percentage of carrying cost after giving effect to reserves, as determined by Hilco Appraisal Services, LLC (or another appraisal firm chosen by the Borrowing Base Agent) in connection with the most recent appraisal of inventory of the Borrower and the Subsidiaries.

“Net Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Permitted First Priority Debt) secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“New Notes” means the Borrower’s (i) 9.375% Notes and (ii) 2017 9.50% Notes.

“Offer Period” has the meaning assigned to such term in Section 2.21.

“Operating Subsidiary” has the meaning assigned to such term in the Intercompany Inventory Purchase Agreement.

“Optional Debt Repurchase” means any optional or voluntary repurchase, redemption, retirement or defeasance (for cash or in exchange for Indebtedness permitted hereunder) by the Borrower or any Subsidiary of any Indebtedness of the Borrower.

“Original Agreement” means this Agreement, including all amendments hereto and waivers hereof effective prior to the 2008 Restatement Effective Date, as in effect immediately prior to the 2008 Restatement Effective Date.

“Original Restated Agreement” means this Agreement, including all amendments hereto and waivers hereof effective prior to the 2009 Restatement Effective Date, as in effect immediately prior to the 2009 Restatement Effective Date.

 “Other Inventory” means all inventory other than Pharmaceutical Inventory.

“Other Inventory Advance Rate” means the other inventory advance rate determined in accordance with Section 2.20.

“Other Revolving Availability Period” means the period from and including the date of the effectiveness of the applicable Other Revolving Commitments to but excluding the date of termination of the applicable Other Revolving Commitments, or as otherwise provided for in the applicable Refinancing Amendment or Loan Modification Agreement.

“Other Revolving Credit Borrowing” means a Borrowing comprised of Other Revolving Loans of the same Type made, converted or continued on the same date and, in the case of a Eurodollar Loan, as to which a single Interest Period is in effect.

“Other Revolving Commitments” means one or more Classes of revolving credit commitments that result from (a) a modification of the Revolving Credit Commitments pursuant to a Loan Modification Offer or (b) a Refinancing Amendment.

“Other Revolving Exposures” means, at any time, the sum of (a) the outstanding principal amount of all Loans made pursuant to Other Revolving Commitments of any Class at such time, plus (b) the aggregate undrawn outstanding amount of Letters of Credit issued pursuant to Other Revolving Commitments of such Class at such time, plus (c) the aggregate amount of disbursements made pursuant to Letters of Credit issued pursuant to Other Revolving Commitments of such Class that have not yet been reimbursed by or on behalf of the Borrower at such time, in each case to the extent not included in the Revolving Exposures at such time.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Senior Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Senior Loan Document.

“Other Term Borrowing” means a Borrowing comprised of Other Term Loans.

“Other Term Commitments” means one or more Classes of term loan commitments that result from a Refinancing Amendment.

“Other Term Lender” means a Lender with an Other Term Commitment or an outstanding Other Term Loan.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment or a Permitted Amendment effected pursuant to a Loan Modification Offer.

“Outside Indebtedness” means Indebtedness of the Borrower or any Subsidiary (other than intercompany Indebtedness permitted by Section 6.01(a)(iii)) that matures after the Tranche 2/Tranche 3 Term Maturity Date, including the amount of any scheduled amortization after the Tranche 2/Tranche 3 Term Maturity Date.

“Parent Undertaking” means an agreement by the Borrower to cause a Subsidiary other than a Securitization Vehicle to perform its obligations under the instruments governing a Securitization which agreement (a) contains terms that are customarily included in securitizations of accounts receivable involving comparable companies and (b) does not provide for any Guarantee of payment or other credit support in respect of Securitization Assets or Third Party Interests.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Schedule 8 to the Senior Subsidiary Security Agreement or any other form approved by the Agents.

“Permitted Amendments” shall have the meaning assigned to such term in Section 9.19(c).

“Permitted Encumbrances” means:

(a)        Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)        judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)        licenses, sublicenses, leases or subleases granted in the ordinary course of business with respect to real property;

(h)        landlord Liens arising by law securing obligations not overdue by more than 60 days or being contested in good faith; and

(i)        Liens in favor of a credit card or debit card processor arising in the ordinary course of business under any processor agreement and relating solely to the amounts paid or payable by, or customary deposits or reserves held by, such credit card or debit card processor;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted First Priority Debt” means any Indebtedness incurred by the Borrower and Guaranteed by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement and not Guaranteed by any other Subsidiary which is secured by the Senior Collateral pursuant to the Senior Collateral Documents on a pari passu basis (but without regard to control of remedies) with the Senior Loan Obligations and is not secured by any other assets of the Borrower or any Subsidiary; provided, however, that (a) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document, (b) such Indebtedness constitutes Refinancing Indebtedness in respect of Term Loans or other Loans, Revolving Commitments or Other Revolving Commitments, Permitted First Priority Debt incurred pursuant to Section 6.01(a)(i) or any combination of the foregoing, (c) such Indebtedness has a later maturity and a longer weighted average life than the Refinanced Debt (as defined in “Refinancing Indebtedness”) in respect of which such Indebtedness is Refinancing Indebtedness, (d) such Indebtedness bears an interest rate not in excess of the market interest rate with respect to such type of Indebtedness as of the time of its issuance or incurrence, (e) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence, (f) the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms and (g) the Representative for the holders of such Indebtedness shall have become party to (i) the Collateral Trust and Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.12 thereof and (ii) the Senior Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.02(c) thereof, provided that, if such Indebtedness will be the initial Permitted First Priority Debt incurred by the Borrower, then the Borrower, the Subsidiary Guarantors, the Senior Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Senior Lien Intercreditor Agreement.  Permitted First Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Subsidiary Guarantors pursuant to the Senior Subsidiary Guarantee Agreement issued in exchange thereof.

“Permitted Second Priority Debt” means Second Priority Debt of the Borrower; provided that (a) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (b) if such Indebtedness is issued or incurred to Refinance existing Indebtedness, such Indebtedness has a later maturity and a longer weighted average life than such existing Indebtedness, (c) such Indebtedness bears an interest rate not in excess of the market interest rate with respect to such type of Indebtedness as of the time of its issuance or incurrence, (d) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence, (e) the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms and (f) notwithstanding clause (ii) of the definition of the term “Second Priority Debt”, such Indebtedness may mature prior to the date that is 90 days after the Latest Maturity Date in effect on the date of issuance of such Indebtedness to the extent such Second Priority Debt (i) constitutes Refinancing Indebtedness in respect of (A) Indebtedness under this Agreement, (B) Permitted First Priority Debt incurred under Section 6.01(a)(i) or (C) Permitted Second Priority Debt incurred under Section 6.01(a)(i) or (ii) is permitted by Section 6.01(a)(vii) or Section 6.01(a)(xvi)(C).

“Permitted Unsecured Indebtedness” means unsecured Indebtedness of the Borrower; provided that (a) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (b) if such Indebtedness is issued or incurred to refinance existing Indebtedness, such Indebtedness has a later maturity and a longer weighted average life than such existing Indebtedness, (c) such Indebtedness bears an interest rate not in excess of the market interest rate with respect to such type of Indebtedness as of the time of its issuance or incurrence, (d) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence and (e) the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pharmaceutical Inventory” means all inventory consisting of products that can be dispensed only on order of a licensed professional.

“Pharmaceutical Inventory Advance Rate” means the pharmaceutical inventory advance rate determined in accordance with Section 2.20.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate has any liability or is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.16(b).

“Preferred Stock” means, with respect to any corporation, capital stock issued by such corporation that is entitled to a preference or priority, in respect of dividends or distributions upon liquidation, over some other class of capital stock issued by such corporation.

“Prepayment Event” means:

(a)        any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary, other than (i) sales, transfers or other dispositions described in clauses (i), (iii), (iv), (vi) and (vii) of Section 6.05, (ii) sales, transfers or other dispositions described in clause (v) of Section 6.05 to the extent the resulting aggregate Net Proceeds from all such sales, transfers or other dispositions do not exceed $50,000,000 and (iii) other sales, transfers or dispositions resulting in aggregate Net Proceeds not exceeding $10,000,000 during any fiscal year of the Borrower; or

(b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary; or

(c)        the issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or a Subsidiary or (ii) any such issuance of Equity Interests to the extent the proceeds of such issuance are used to fund a Business Acquisition; or

(d)        the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than (i) Indebtedness described in clauses (i), (ii), (iii), (iv), (v), (vi), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) of Section 6.01(a), (ii) extensions, renewals, refinancings or replacements of Indebtedness described in clauses (vii) and (viii) of Section 6.01(a) and (iii) Indebtedness described in clauses (vii) and (viii) of Section 6.01(a) to the extent the proceeds of such Indebtedness are used to fund a Business Acquisition.

“Qualified Preferred Stock” means Preferred Stock of the Borrower that does not require any cash payment (including in respect of redemptions or repurchases), other than in respect of cash dividends, before the date that is six months after the Tranche 2/Tranche 3 Term Maturity Date.

“Refinanced Debt” has the meaning set forth in the definition of the term “Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and each Subsidiary Loan Party, as applicable, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 6.01(c).

“Refinancing Indebtedness” means Indebtedness (which shall be deemed to include Attributable Debt, Revolving Commitments, any Other Revolving Commitments and any other revolving commitments solely for the purposes of this definition), including any successive Refinancing Indebtedness, (a) issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Indebtedness (provided that, if such existing Indebtedness is revolving Indebtedness, there is a corresponding reduction in the applicable lending commitments), Third Party Interests or Attributable Debt, the Revolving Commitments or other revolving commitments (including Additional Senior Debt or any successive Refinancing Indebtedness) (“Refinanced Debt”) or (b) incurred pursuant to any Other Revolving Commitments that constitute Refinancing Indebtedness pursuant to clause (a) above; provided that (i) the terms of any such Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Senior Loan Documents, (ii) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Revolving Commitments or Other Revolving Commitments, the amount thereof) plus the amount of any premiums paid thereon, fees and expenses associated therewith and original issue discount related to such extending, renewing or refinancing Indebtedness, (iii) such Indebtedness has a later maturity and a longer weighted average life than the Refinanced Debt, (iv) such Indebtedness bears an interest rate not in excess of the market interest rate with respect to such type of Indebtedness as of the time of its issuance or incurrence, (v) at the option of the Borrower, such Indebtedness may contain market call and make-whole provisions as of the time of its issuance or incurrence, (vi) if the Refinanced Debt or any Guarantees thereof are subordinated in right of payment to the Senior Loan Obligations, such Indebtedness shall be subordinated in right of payment to the Senior Loan Obligations, on terms no less favorable, taken as a whole, to the holders of the Senior Loan Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party, Holdings, nor any of its subsidiaries that has not guaranteed such Refinanced Debt guarantees such Indebtedness), (vii) unless such Indebtedness is incurred pursuant to this Agreement (including any Refinancing Amendment executed in accordance with Section 6.01(c) or Loan Modification Agreement executed in accordance with Section 9.19), the senior management of the Borrower determines in good faith that such Indebtedness contains covenants (including with respect to amortization and convertibility) and events of default on market terms, (viii) such Indebtedness is benefited by Guarantees (if any) which, taken as a whole, are not materially less favorable to the Lenders than the Guarantees (if any) in respect of such Refinanced Debt, (ix) if such Refinanced Debt or any Guarantees thereof are secured, (1) such Indebtedness and any Guarantees thereof are either unsecured or secured only by such property or assets as secured the Refinanced Debt and Guarantees thereof and not any additional property or assets of the Borrower or any Subsidiary (other than (A) property or assets acquired after the issuance or incurrence of such Refinancing Indebtedness that would have been subject to the Lien securing refinanced Indebtedness if such Indebtedness had not been refinanced, (B) additions to the property or assets subject to the Lien, (C) the proceeds of the property or assets subject to the Lien and (D) if such Refinancing Indebtedness consists in whole or in part of Revolving Commitments or Other Revolving Commitments, cash or cash equivalents to secure obligations in respect of letters of credit issued thereunder) and (2) if such Refinanced Debt is Second Priority Debt and such Indebtedness is secured, such Indebtedness must be Permitted Second Priority Debt, (x) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (xi) any Net Cash Proceeds of such Indebtedness (other than any such Indebtedness that consists of unused Revolving Commitments or Other Revolving Commitments) are used no later than 45 days following receipt thereof to repay the Refinanced Debt and pay any accrued interest, fees, premiums (if any) and expenses in connection therewith, provided that, if such Refinanced Debt (other than unused Revolving Commitments or unused Other Revolving Commitments) comprises Indebtedness under this Agreement or Additional Senior Debt, then such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained; and provided, further, that to the extent that such Refinanced Debt consists, in whole or in part, of Revolving Commitments, Other Revolving Commitments or other revolving commitments (or Revolving Loans, Other Revolving Loans, Swingline Loans or other revolving loans incurred pursuant to any Revolving Commitments, Other Revolving Commitments or other revolving commitments, as applicable), such Revolving Commitments, Other Revolving Commitments or other revolving commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Indebtedness is issued, incurred or obtained, and (xii)  if such Refinanced Debt is Indebtedness incurred under this Agreement or Additional Senior Debt and the Refinancing Indebtedness in respect thereof will be secured, then such Refinancing Indebtedness must be (A) Permitted First Priority Debt, (B) incurred pursuant to this Agreement (including pursuant to a Refinancing Amendment) or (C) Permitted Second Priority Debt.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Repurchase Expenditures” means, with respect to any Optional Debt Repurchase, the aggregate amount of expenditures made or required to be made to effect such Optional Debt Repurchase, including without limitation payments on account of principal, premium and fees payable to holders of the Indebtedness purchased or reacquired in connection with such Optional Debt Repurchase, but excluding payments representing accrued interest to the date of such Optional Debt Repurchase and excluding fees and expenses paid to third parties in connection therewith.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Other Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, Other Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation (including Environmental Laws, the Code and ERISA) or order, decree or other determination of an arbitrator or a court or other Governmental Authority applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property, except dividends payable solely in shares of the Borrower’s common stock or Qualified Preferred Stock) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, except payments made solely with common equity), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary; provided that in no event shall (a) any exchange of Qualified Preferred Stock with other Qualified Preferred Stock or (b) any payment or other distribution in respect of any Indebtedness pursuant to any of clauses (i) through (x) of Section 6.08(b) or Section 6.08(c) be deemed a Restricted Payment.

“Revolver Availability” means, on any date of determination, the maximum amount of Revolving Loans or Other Revolving Loans that could be made to the Borrower on such date pursuant to Section 2.01(b) or pursuant to any Refinancing

Amendment or Loan Modification Agreement pursuant to the use of unused Commitments on such date.

“Revolving Availability Period” means the period from and including the Second Restatement Effective Date to but excluding the earlier of the Revolving/Tranche 1 Term Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Lenders’ Revolving Commitments on the Second Restatement Effective Date is $1,750,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with a Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving/Tranche 1 Term Maturity Date” means September 30, 2010.

“Script Lists Advance Rate” means the Script Lists advance rate determined in accordance with Section 2.20.

“Second Priority Debt” means any Indebtedness (including the 2017 7.5% Notes and the 2016 10.375% Notes) incurred by Rite Aid and Guaranteed by the Subsidiary Guarantors on or after the Effective Date pursuant to the Second Priority Subsidiary Guarantee Agreement (i) which is secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies) (other than as provided by the terms of the applicable Second Priority Debt Documents) with the other Second Priority Debt Obligations and (ii) if issued on or after the 2009 Restatement Effective Date, matures after the date that is 90 days after the Latest Maturity Date in effect on the date of issuance of such Indebtedness; provided, however, that (A) such Indebtedness is permitted to be incurred, secured and Guaranteed on such basis by each Senior Debt Document and each Second Priority Debt Document and (B) the Representative for the holders of such Second Priority Debt shall have become party to the Collateral Trust and Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.12 thereof.  Second Priority Debt shall include any Registered Equivalent Notes issued in exchange thereof.

“Securitization” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which the Borrower or such Subsidiaries sell, convey or otherwise transfer (or purport to sell, convey or otherwise transfer) Securitization Assets to a Securitization Vehicle or another Subsidiary which sells, conveys or otherwise transfers (or purports to sell, convey or otherwise transfer) Securitization Assets to a Securitization Vehicle, and such Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests, (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle or (iv) with proceeds from the sale of Securitization Assets to another Securitization Vehicle.  For purposes of this Agreement, the “amount” or “principal amount” of any Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Third Party Interests (which stated amount may be described as a “net investment”, “capital”, “invested amount” or similar term reflecting the amount invested in any beneficial interest constituting a Third Party Interest) incurred or issued pursuant to such Securitization, in each case outstanding at such time, or (2) in the case of any Securitization in respect of which no such principal or stated amount is determinable, the cash purchase price paid by the buyer in connection with its purchase of Third Party Interests less the amount of collections received in respect of such Third Party Interests and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Securitization Assets” means any accounts receivable owed to the Borrower or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed (or purported to be sold, transferred or otherwise conveyed) by the Borrower or a Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Sections 6.01 and 6.05.

“Securitization Refinancing Indebtedness” means Indebtedness that constitutes Refinancing Indebtedness in respect of any Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A); provided, however, that (a) such Indebtedness shall not be required to comply with clause (viii) or (ix) of the first proviso in the definition of the term “Refinancing Indebtedness”, (b) if such Indebtedness or any Guarantees thereof are secured, then such Indebtedness must constitute Permitted Second Priority Debt, (c) such Indebtedness is not Guaranteed by any Subsidiary other than a Subsidiary Guarantor and (d) for purposes of clause (iii) of the first proviso in the definition of the term “Refinancing Indebtedness”, the maturity date of such Third Party Interests shall be deemed to be the “Commitment Termination Date” or the “Facility Termination Date” (or similar scheduled or stated event, however designated) under the applicable Securitization.

“Securitization Vehicle” means a Person that is a direct or indirect wholly owned Subsidiary used solely for the purpose of effecting one or more Securitizations to which the Borrower and/or Subsidiaries and/or another Securitization Vehicle transfer Securitization Assets and which, in connection with such Securitization either issues Third Party Interests or transfers such Securitization Assets to another Securitization Vehicle that issues Third Party Interests; provided, in each case, that (i) each such Person shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Sections 6.01 and 6.05, the issuance of Third Party Interests and any activities reasonably related thereto, (ii) no portion of the Indebtedness or other obligations (contingent or otherwise) of such Person (x) is Guaranteed by the Borrower or any other Subsidiary, other than any Guarantee of obligations (other than of principal of, or interest on, Indebtedness) that may be deemed to exist solely by virtue of Standard Securitization Undertakings, (y) is recourse to the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings and (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings, (iii) such Person has no contract, agreement, arrangement or understanding with the Borrower or any other Subsidiary other than (A) customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Securitization Assets on market terms for similar securitization transactions and (B) Guarantees and pledges of security as required by the Senior Loan Documents and the Second Priority Debt Documents and (iv) neither the Borrower nor any Subsidiary has any obligations to maintain or preserve such Person’s financial condition or cause it to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

“Seller” means The Jean Coutu Group (PJC) Inc., a corporation organized under the laws of Quebec.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred (or purported to have been transferred) in a Securitization permitted by Sections 6.01 and 6.05, including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Lien Intercreditor Agreement” means the Intercreditor Agreement substantially in the form of Exhibit J among the Administrative Agent, the Collateral Agent, Rite Aid, the Subsidiary Guarantors and the Senior Representatives for purposes thereof for any Additional Senior Debt Parties.

“Series G Preferred Stock” means the Borrower’s 7% Series G cumulative, convertible pay-in-kind preferred stock held by Green Equity Investors III, L.P. or one of its Affiliates on the Second Restatement Effective Date.

“Series H Preferred Stock” means the Borrower’s 6% Series H cumulative, convertible pay-in-kind preferred stock held by Green Equity Investors III, L.P. or one of its Affiliates on the Second Restatement Effective Date.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or a Subsidiary in connection with Securitizations permitted by Sections 6.01 and 6.05 which representations, warranties, covenants and indemnities are customarily included in securitizations of accounts receivable involving comparable companies.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages expressed as a decimal (including any marginal, special, emergency or supplemental reserves) established by the Board to which the Administrative Agent is subject with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and script files related thereto) operated, or to be operated, by any Subsidiary Loan Party.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary set forth on Schedule 1.01 hereto and any wholly-owned Domestic Subsidiary, including any Securitization Vehicle that is a Domestic Subsidiary, that owns any assets consisting of inventory, accounts receivable, intellectual property, or script lists, subject to the terms of Section 5.11; provided that no Subsidiary that engages solely in the Borrower’s pharmacy benefits management business shall be deemed a Subsidiary Loan Party.

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposures, Other Revolving Exposures, outstanding Term Loans and unused Commitments representing more than 66-2/3% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments of all Lenders at such time.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means CNAI, in its capacity as the lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” means the Tranche 1 Term Loans, the Tranche 2 Term Loans, the Tranche 3 Term Loans and the Other Term Loans (if any), or any combination thereof (as the context requires).

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, ownership interests (including any fractional undivided interests) in a pool or pools of accounts receivable or other interests or securities issued or sold for cash consideration by a Securitization Vehicle to banks, investors or other financing sources (other than the Borrower or its Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of accounts receivables or other Securitization Assets in a Securitization.

“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and its Consolidated Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP plus, without duplication, the aggregate outstanding amount of Third Party Interests (which amount may be described as a “net investment”, “capital”, “invested amount”, “principal amount” or similar term reflecting the aggregate amount invested in beneficial interests constituting Third Party Interests).

“Tranche 1 Term Lender” means a Lender with a Tranche 1 Term Commitment or an outstanding Tranche 1 Term Loan.

“Tranche 2 Term Lender” means a Lender with a Tranche 2 Term Commitment or an outstanding Tranche 2 Term Loan.

“Tranche 3 Term Lender” means a Lender with a Tranche 3 Term Commitment or an outstanding Tranche 3 Term Loan.

“Tranche 1 Term Loans” means Loans made or deemed made under clause (a) of Section 2.01.

“Tranche 2 Term Loans” means Loans made or deemed made under clause (c) of Section 2.01.

“Tranche 3 Term Loans” means Loans made or deemed made under clause (d) of Section 2.01.

“Tranche 1 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 1 Term Loan hereunder on the First Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Tranche 1 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Lenders’ Tranche 1 Term Commitments on the First Restatement Effective Date is $145,000,000.

“Tranche 2 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 2 Term Loan hereunder on the Second Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Tranche 2 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Lenders’ Tranche 2 Term Commitments on the Second Restatement Effective Date is $1,105,000,000.

“Tranche 3 Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche 3 Term Loan hereunder on the 2008 Restatement Effective Date, expressed as an amount representing the maximum principal amount of the Tranche 3 Term Loans to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The aggregate amount of the Lenders’ Tranche 3 Term Commitments on the 2008 Restatement Effective Date is $350,000,000.

“Tranche 2/Tranche 3 Term Maturity Date” means June 4, 2014.

“Transactions” means the execution, delivery and performance by the Borrower, the Subsidiary Loan Parties and Holdings and its subsidiaries, as applicable, of the 2009 Amendment and Restatement Agreement and each other document contemplated thereby to be executed on the 2009 Restatement Effective Date to which it is a party and the other transactions to be effected on the 2009 Restatement Effective Date.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

SECTION 1.02.        Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03.        Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); provided, however, that amendments to the Indentures and the Second Priority Debt Documents after the Second Restatement Effective Date shall be effective for purposes of references thereto in this Agreement and the other Senior Loan Documents only if such amendments are permitted hereunder and under the Second Priority Debt Documents and the Additional Senior Debt Documents or are consented to in writing for such purpose by the Required Lenders (or such other percentage of the Lenders as may be specified herein) and the applicable holders of Second Priority Debt and Additional Senior Debt required by the terms of the Second Priority Debt Documents and the Additional Senior Debt Documents, as applicable, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.        Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Second Restatement Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05.        Terms Defined in Definitions Annex.  Capitalized terms used in this Agreement that are not defined in Section 1.01 shall have the meanings assigned to such terms in the Definitions Annex (but any definition of such a term in the Definitions Annex shall be disregarded for purposes hereof if such term is also defined in Section 1.01).

ARTICLE II

The Credits

SECTION 2.01.        Commitments.  (a)  Subject to the terms and conditions set forth herein, each Lender made a Tranche 1 Term Loan to the Borrower on the First Restatement Effective Date in an aggregate principal amount not exceeding its Tranche 1 Term Commitment.  Amounts repaid or prepayed in respect of Tranche 1 Term Loans may not be reborrowed.

(b)        Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding the lesser of (i) such Lender’s Revolving Commitment and (ii) such Lender’s Applicable Percentage of an amount equal to (A) the Borrowing Base Amount in effect at such time minus (B) the sum of (1) the outstanding Tranche 1 Term Loans at such time, (2) the outstanding Tranche 2 Term Loans at such time, (3) the outstanding Tranche 3 Term Loans at such time, (4) the outstanding Other Term Loans at such time, (5) the Other Revolving Exposures at such time and (6) the Additional Senior Debt at such time.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(c)        Subject to the terms and conditions set forth herein, each Lender made a Tranche 2 Term Loan to the Borrower on the Second Restatement Effective Date in an aggregate principal amount not exceeding its Tranche 2 Term Commitment.  Amounts repaid or prepayed in respect of Tranche 2 Term Loans may not be reborrowed.

(d)        Subject to the terms and conditions set forth herein, each Lender made a Tranche 3 Term Loan to the Borrower on the 2008 Restatement Effective Date in an aggregate principal amount not exceeding its Tranche 3 Term Commitment.  Amounts repaid or prepayed in respect of Term Loans may not be reborrowed.  Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Tranche 3 Term Loan made on the 2008 Restatement Effective Date (i.e., the amount advanced to the Borrower on the 2008 Restatement Effective Date) was equal to 90.00% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan will be deemed outstanding on the 2008 Restatement Effective Date and the Borrower shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

(e)        Notwithstanding anything herein to the contrary (including the provisions contained in Sections 6.01(c) and 9.19), if there is more than one Class of Revolving Commitments and Other Revolving Commitments outstanding at any time, then (a) borrowings and prepayments (but not repayments at maturity) of borrowings under all such Commitments shall be made pro rata among the Lenders holding such Commitments (based on the respective amounts of the Revolving Commitments and Other Revolving Commitments held by such Lenders) and (b) each Class of Revolving Commitments and Other Revolving Commitments (and the terms of the Revolving Loans and Other Revolving Loans made pursuant to such Commitments) will be treated substantially the same as one another; provided, however, that (i) the commitment fees, letter of credit fees and other similar fees payable in respect thereof and the interest rates payable in respect of the Loans made pursuant thereto need not be the same, (ii) the maturity date and commitment periods in respect thereof need not be the same, (iii) the Borrower may Refinance all or any portion of any Class of  Revolving Commitments or Other Revolving Commitments (and prepay or otherwise Refinance the Loans and other extensions of credit outstanding thereunder) pursuant to Section 6.01(a)(i) without Refinancing any other Class of Revolving Commitments or Other Revolving Commitments (or the Loans and other extensions of credit outstanding thereunder) and (iv) the Administrative Agent may, with the consent of the Borrowing Base Agents (which consent shall not be unreasonably withheld), permit other differences in the terms thereof that would otherwise be permitted by Section 6.01(c) or 9.19 (as applicable), including to address the treatment of Letters of Credit and Swingline Loans to be made available thereunder.

SECTION 2.02.        Loans and Borrowings.  (a)Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with the amounts of their Commitments of the applicable Class.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)        Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)        At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing or Other Revolving Borrowing, to the extent provided in the applicable

Refinancing Amendment or Loan Modification Agreement).  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing or Other Revolving Borrowing, to the extent provided in the applicable Refinancing Amendment or Loan Modification Agreement); provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000.  Borrowings of more than one Class and Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding.

(d)        Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing or Other Revolving Borrowing or any Term Borrowing if the Interest Period requested with respect thereto would end after the applicable maturity date for the relevant Class.

SECTION 2.03.        Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than (1) 10:30 a.m., New York City time, on the Business Day of the proposed Borrowing, in the case of Borrowings to be made on the same day as such notice is given or (2) 12:00 noon, New York City time, on the Business Day before the proposed Borrowing, in the case of all other Borrowings.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether the requested Borrowing is to be a Revolving Borrowing, Other Revolving Borrowing, a Tranche 1 Term Borrowing, a Tranche 2 Term Borrowing or a Tranche 3 Term Borrowing or Other Term Borrowing;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.        Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the sum of the total Revolving Exposures exceeding the lesser of (A) the total Revolving Commitments at such time and (B) the Borrowing Base Amount in effect at such time minus the sum of (1) the outstanding Tranche 1 Term Loans at such time, (2) the outstanding Tranche 2 Term Loans at such time, (3) the outstanding Tranche 3 Term Loans at such time, (4) the outstanding Other Term Loans at such time, (5) the Other Revolving Exposures at such time and (6) the Additional Senior Debt at such time; provided that (i) the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan and (ii) the Swingline Lender shall not have any obligation, under this Agreement or otherwise, to make any Swingline Loan requested by the Borrower hereunder and may, in its sole discretion, decline to make a requested Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)        To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a wire transfer to an account designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)        Interest on each Swingline Loan shall be payable on the Interest Payment Date with respect thereto.

(d)        The Administrative Agent shall (i) at any time when Swingline Loans in an aggregate principal amount of $10,000,000 or more are outstanding, at the request of the Swingline Lender in its sole discretion, or (ii) on the date that is seven days after the date on which a Swingline Loan was made, deliver on behalf of the Borrower a Borrowing Request pursuant to Section 2.03 for an ABR Revolving Borrowing in the amount of such Swingline Loans; provided, however, that the obligations of the Lenders to fund such Borrowing shall not be subject to the conditions set forth in Section 4.02.

(e)        The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate.  Promptly upon receipt of such notice (but no later than 2:00 p.m., New York City time, on such Business Day), the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender hereby absolutely and unconditionally agrees, upon timely receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent, and any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(f)        Swingline Loans also may be made available to the Borrower pursuant to any Other Revolving Commitment established by any Loan Modification Agreement or Refinancing Amendment, in each case as provided in such Loan Modification Agreement or Refinancing Amendment.

SECTION 2.05.        Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and the applicable Issuing Bank, as specified by the Borrower, will issue) Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Revolving Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)        Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $450,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank and (iii) the total Revolving Exposures shall not exceed the lesser of (A) the total Revolving Commitments at such time and (B) the Borrowing Base Amount in effect at such time minus the sum of (1) the outstanding Tranche 1 Term Loans at such time, (2) the outstanding Tranche 2 Term Loans at such time, (3) the outstanding Tranche 3 Term Loans at such time, (4) the outstanding Other Term Loans at such time, (5) the Other Revolving Exposures at such time and (6) the Additional Senior Debt at such time.

(c)        Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving/Tranche 1 Term Maturity Date.

(d)        Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)        Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:30 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, if such LC Disbursement is not less than $5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)        Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  None of the Administrative Agent, any Lender or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the fullest extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction by a final and non-appealable judgment) in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction by a final and non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)        Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h)        Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)        Resignation or Replacement of the Issuing Bank.  An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, and an Issuing Bank may be replaced at any time by written agreement (an “Issuing Bank Agreement”) among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank, which shall set forth the LC Commitment of such Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)        Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall (or shall cause Subsidiary Loan Parties to) deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the total LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of Article VII.  The Borrower also shall (or shall cause

Subsidiary Loan Parties to) deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b), and any such cash collateral so deposited and held by the Administrative Agent hereunder shall constitute part of the Borrowing Base Amount for purposes of determining compliance with Section 2.11(b).  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall, at the Borrower’s risk and expense, invest all such deposits in Permitted Investments chosen in the sole discretion of the Administrative Agent after consultation with the Borrower, provided that no consultation shall be required if a Default has occurred and is continuing.  Other than any interest earned in respect of the investment of such deposits, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy the Senior Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived (or, during a Cash Sweep Period, paid into the Citibank Concentration Account).  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Default shall have occurred and be continuing.  Unless and except to the extent that the deposit of cash collateral directly by the Borrower would not result in an obligation to grant a security interest in such cash collateral to the holders of other outstanding Indebtedness of the Borrower, the Borrower will cause Subsidiary Loan Parties to deposit all cash collateral required to be deposited pursuant to this Section 2.05(j) or Section 2.11(b).

(k)        Additional Issuing Banks  The Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this clause (k) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Banks and such Lender in its capacity as an Issuing Bank.

(l)        Reporting by Issuing Banks to the Administrative Agent.  At the end of each week and otherwise upon request of the Administrative Agent, each Issuing Bank shall provide the Administrative Agent with a certificate identifying the Letters of Credit issued by such Issuing Bank and outstanding on such date, the amount and expiration date of each such Letter of Credit, the beneficiary thereof, the amount, if any, drawn under each such Letter of Credit and any other information reasonably requested by the Administrative Agent with respect to such Letters of Credit.  The Administrative Agent shall promptly enter all such information received by it pursuant to this Section 2.05(l) in the Register.

(m)           Letters of Credit also may be made available for the account of the Borrower pursuant to any Other Revolving Commitment established by any Loan Modification Agreement or Refinancing Amendment, in each case as provided in such Loan Modification Agreement or Refinancing Amendment.

SECTION 2.06.        Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by wire transfer, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.  Wire transfers to the Borrower of all Loans (other than Swingline Loans and same-day ABR Revolving Borrowings) shall be made no later than 1:00 p.m., New York City time.  Wire transfers to the Borrower of Swingline Loans and same-day ABR Revolving Borrowings shall be made no later than 4:00 p.m., New York City time.

(b)        Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Revolving Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.        Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)        To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required to be made under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)        Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 and paragraph (f) of this Section:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)        If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f)        A Revolving Borrowing, Other Revolving Borrowing or Term Borrowing may not be converted to or continued as a Eurodollar Borrowing if after giving effect thereto the Interest Period therefor would end after the maturity date for such Class.

SECTION 2.08.        Termination and Reduction of Commitments.

(a)       Unless previously terminated in accordance with the terms of this Agreement, (i) the Tranche 1 Term Commitments shall terminate at 5:00 p.m., New York City time on the First Restatement Effective Date, (ii) the Revolving Commitments shall terminate on the Revolving/Tranche 1 Term Maturity Date, (iii) the Tranche 2 Term Commitments shall terminate at 5:00 p.m., New York City time on the Second Restatement Effective Date and (iv) the Tranche 3 Term Commitments shall terminate at 5:00 p.m., New York City time on the 2008 Restatement Effective Date.

(b)        The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the total Revolving Exposures would exceed the total Revolving Commitments or (B) except as otherwise provided in the applicable Refinancing Amendment or Loan Modification Agreement, the Other Revolving Commitments of any Class if, after giving effect to any concurrent repayment of the Other Revolving Loans of such Class, the Other Revolving Exposures of such Class would exceed the Other Revolving Commitments of such Class.

(c)        The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of voluntary termination or reduction of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other financings, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments of any Class shall be permanent.  Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their Commitments of such Class.

(d)        Reductions and terminations of any Other Revolving Commitments shall be as provided for in the applicable Refinancing Amendment or Loan Modification Agreement.

SECTION 2.09.        Repayment of Loans; Evidence of Indebtedness. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Tranche 1 Term Lender the then unpaid principal amount of the Tranche 1 Term Loan of such Lender as provided in Section 2.10, (ii) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving/Tranche 1 Term Maturity Date, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of (A) the Revolving/Tranche 1 Term Maturity Date and (B) the date that is seven days after the date on which such Swingline Loan was made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested, (iv) to the Administrative Agent for the account of each Tranche 2 Term Lender the then unpaid principal amount of the Tranche 2 Term Loan of such Lender as provided in Section 2.10, (v) to the Administrative Agent for the account of each Tranche 3 Term Lender the then unpaid principal amount of the Tranche 3 Term Loan of such Lender as provided in Section 2.10 and (vi) to the Administrative Agent for the account of each Other Term Lender with Other Term Loans of any Class the then unpaid principal amount of the Other Term Loans of such Lender of such Class as provided in the applicable Refinancing Amendment or Loan Modification Agreement.

(b)        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)        The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)        The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)        Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit A-1 or A-2, as applicable, or in such other form approved by the Administrative Agent and the Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.        Amortization and Repayment of Term Loans.  (a) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche 2 Term Lenders 0.25% of the initial aggregate principal amount of the Tranche 2 Term Loans on the last Business Day of each March, June, September and December, commencing on the first such date to occur on or after the first anniversary of the Second Restatement Effective Date (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in paragraph (d) of this Section).

(b)        The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche 3 Term Lenders 0.25% of the initial aggregate principal amount of the Tranche 3 Term Loans on the last Business Day of each March, June, September and December, commencing on December 31, 2008 (which installments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in paragraph (d) of this Section).

(c)        To the extent not previously paid, all Tranche 1 Term Loans shall be due and payable on the Revolving/Tranche 1 Term Maturity Date.  To the extent not previously paid, all Tranche 2 Term Loans shall be due and payable on the Tranche 2/Tranche 3 Term Maturity Date.  To the extent not previously paid, all Tranche 3 Term Loans shall be due and payable on the Tranche 2/Tranche 3 Term Maturity Date.

(d)        Any prepayment of a Tranche 2 Term Borrowing , a Tranche 3 Term Borrowing or (except as otherwise provided in the applicable Refinancing Amendment or Loan Modification Agreement) an Other Term Borrowing pursuant to Section 2.11(b), (c) or (d) shall be applied to reduce the subsequent scheduled repayments of such Borrowings to be made pursuant to this Section as follows: first, in order of their maturity for the next fiscal year after such prepayment and second, to the extent of any excess, on a pro rata basis to the remaining scheduled repayments.

(e)        Prior to any repayment of any Term Borrowing hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.  Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

(f)        Following any conversion or exchange of any Affected Class of Term Loans pursuant to Section 9.19, the amortization schedule set forth above or in the applicable Refinancing Amendment for such Affected Class will be deemed modified by eliminating pro rata from each of the remaining scheduled amortization payments for such Class an aggregate amount equal to the principal amount of Term Loans of Accepting Lenders of such Affected Class that accepted the related Loan Modification Offer.

SECTION 2.11.        Prepayment of Loans.  (a)  The Borrower shall have the right, at any time and from time to time, to prepay any Borrowing in whole or in part, subject to the requirements of this Section; provided, however, that any partial prepayment made pursuant to this Section 2.11(a) shall be in a principal amount that is a multiple of $1,000,000 and not less than $5,000,000 (except in the case of any Other Term Borrowing or Other Revolving Borrowing, to the extent provided in the applicable Refinancing Amendment or Loan Modification Agreement).

(b)        (i)  In the event and on each date that the sum of (A) the total Revolving Exposures on such date, (B) the outstanding Tranche 1 Term Loans on such date, (C) the outstanding Tranche 2 Term Loans on such date, (D) the outstanding Tranche 3 Term Loans on such date, (E) the outstanding Other Term Loans on such Date, (F) the Other Revolving Exposures on such Date and (G) the Additional Senior Debt on such date exceed the then-current Borrowing Base Amount, the Borrower shall on each such date apply an amount equal to such excess as follows: first, to prepay Revolving Borrowings or Swingline Loans (and/or Other Revolving Borrowings or swingline loans relating to Other Revolving Commitments), second, to the extent of any remaining excess or, if no Revolving Borrowings or Swingline Loans (or Other Revolving Borrowings or swingline loans relating to Other Revolving Commitments) are outstanding, to make a deposit in a cash collateral account maintained by the Administrative Agent pursuant to Section 2.05(j) to be held as security for the Borrower’s obligations in respect of Letters of Credit (and/or letters of credit relating to Other Revolving Commitments) and third, to the extent of any remaining excess, to prepay Term Borrowings (including Other Term Borrowings) on a pro rata basis (determined based upon the sum of the outstanding Term Loans at such time).

(ii)  In the event and on each date that the total Revolving Exposures exceed the total Revolving Commitments, the Borrower shall on such date apply an amount equal to such excess first, to prepay Revolving Borrowings or Swingline Borrowings and second, to the extent of any remaining excess, or if no Revolving Borrowings or Swingline Loans are outstanding, to a cash collateral account maintained by the Administrative Agent pursuant to Section 2.05(j) to be held as security for the Borrower’s obligations in respect of Letters of Credit.

(c)        In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Tranche 2 Term Borrowings, Tranche 3 Term Borrowings and Other Term Borrowings of each Class, on a pro rata basis, in an aggregate amount equal to (i) 100% of the Net Proceeds resulting from prepayment events described in clauses (a), (b) and (d) of the definition of the term “Prepayment Event” and (ii) 50% of the Net Proceeds resulting from prepayment events described in clause (c) of the definition of the term “Prepayment Event”; provided that if at the time any (x) Net Proceeds resulting from prepayment events described in clause (a) of the definition of the term “Prepayment Events” are received and the Revolver Availability is less than $900,000,000 or (y) Net Proceeds resulting from any Prepayment Event are received during a Cash Sweep Period, such Net Proceeds will be applied as follows: first, to prepay Revolving Borrowings, Other Revolving Borrowings or Swingline Loans and second, to the extent of any remaining excess, to prepay Tranche 2 Term Borrowings, Tranche 3 Term Borrowings and Other Term Borrowings of each Class, on a pro rata basis; provided further that, in the case of any Prepayment Event described in clause (a) or (b) of the definition of the term “Prepayment Event”, (x) the Borrower may reserve and apply a portion of the Net Proceeds received by or on behalf of the Borrower or any Subsidiary in respect of such Prepayment Event (excluding any portion of such Net Proceeds applied to prepay Revolving Borrowings, Other Revolving Borrowings or Swingline Loans pursuant to clause “first” above) to prepay or repurchase Permitted First Priority Debt, on or prior to the date on which the Applicable Senior Debt Document requires such prepayment or repurchase to have been made, to the extent such Additional Senior Debt Document requires the issuer of such Permitted First Priority Debt to prepay or make an offer to prepay or purchase such Permitted First Priority Debt with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Proceeds multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted First Priority Debt with respect to which such a requirement to prepay or make an offer to prepay or purchase exists and the denominator of which is the sum of the outstanding principal amount of all such Permitted First Priority Debt and the outstanding principal amount of all Term Loans (other than Tranche 1 Term Loans); provided that, to the extent that the amount so reserved is not so applied to prepay or purchase Permitted First Priority Debt on or prior to the date on which the Applicable Senior Debt Document requires such prepayment or repurchase to have been made, the remaining amount not so applied shall be applied in accordance with this Section 2.11(c) (without giving effect to this clause (x)) and (y) if the Borrower shall elect to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable), except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 365 day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d)        Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending February 29, 2008, the Borrower shall prepay Tranche 2 Term Borrowings, Tranche 3 Term Borrowings and Other Term Borrowings of each Class, on a pro rata basis, in an aggregate amount equal to (i) if on the last day of such fiscal year the Leverage Ratio is greater than or equal to 4.50 to 1.00, 50% of the Excess Cash Flow for such fiscal year, (ii) if on the last day of such fiscal year the Leverage Ratio is greater than or equal to 4.00 to 1.00 but less than 4.50 to 1.00, 25% of the Excess Cash Flow for such fiscal year and (iii) if on the last day of such fiscal year the Leverage Ratio is less than 4.00 to 1.00, 0% of the Excess Cash Flow for such fiscal year.  Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e)        Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f)        The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date, the Borrowings to be prepaid and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment delivered by the Borrower pursuant to this Section may state that it is conditioned on the effectiveness of other credit facilities or other financing, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12.        Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.25% per annum on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Original Restatement Effective Date to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Original Restatement Effective Date.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed

(including the first day but excluding the last day).  For purposes of computing commitment fees pursuant to this Section 2.12(a), a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b)        The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as in effect from time to time for interest on Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Restatement Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.25% per annum on the daily outstanding amount of such Issuing Bank’s Letters of Credit during the period from and including the Original Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Original Restatement Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)        The Borrower agrees to pay to the Administrative Agent and the Collateral Agent, for their own accounts, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or the Collateral Agent, as the case may be.

(d)        All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto.  Fees paid shall not be refundable under any circumstances.

(e)        The fees to be paid in respect of Other Revolving Commitments and any Letters of Credit issued pursuant to any Other Revolving Commitments shall be as set forth in the Refinancing Amendment or Loan Modification Agreement relating thereto.

SECTION 2.13.        Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)        The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)        Notwithstanding the foregoing, upon the occurrence and during the continuation of an Event of Default, at the option of the Administrative Agent or at the request of the Required Lenders, the Borrower shall pay interest on all of the Senior Loan Obligations to but excluding the date of actual payment, after as well as before judgment, (i) in the case of principal, at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount, at a rate per annum equal to 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d)        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and (i) in the case of Term Loans of any Class, on the maturity date for the Term Loans of such Class and, (ii) in the case of Revolving Loans or Other Revolving Loans, the earlier of the maturity date for such Class of Loans and the date on which all Revolving Commitments or Other Revolving Commitments of such Class, as the case may be, are terminated; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or ABR Other Revolving Loan prior to the end of the Revolving Availability Period or the applicable Other Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion, together with any amounts due and payable pursuant to Section 2.16.

(e)        All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Citibank Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.        Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)        the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15.        Increased Costs.  (a)  If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)        If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.  Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to compensation pursuant to this Section 2.15; provided that the failure to provide such notification will not affect such Lender’s rights to compensation hereunder.

(c)        A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)        Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.        Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.        Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Senior Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)        In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)        The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Senior Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)        Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

SECTION 2.18.        Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  The Borrower shall make each payment required to be made by it hereunder or under any other Senior Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Senior Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 388 Greenwich Street, New York, NY 10013, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Senior Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Senior Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments under each Senior Loan Document shall be made in dollars.

(b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate relative amounts of principal of and accrued interest on their Loans and participations in LC Disbursements and Swingline Loans; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)        Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or an Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)        If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.        Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)        If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender refuses to consent to any amendment or waiver of any Senior Loan Document requested by the Borrower that requires the consent of all Lenders, and such amendment or waiver is consented to by the Supermajority Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Banks and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such  assignment and delegation cease to apply.

SECTION 2.20.        Adjustments to Borrowing Base Advance Rates.  (a) As of the Second Restatement Effective Date, (A) the Accounts Receivable Advance Rate will be 85%, (B) the Pharmaceutical Inventory Advance Rate will be 85%, (C) the Other Inventory Advance Rate will be 80% and (D) the Scripts List Advance Rate will be 30% and (ii) as of the Credit Card Receivables Effective Time, the Credit Card Receivable Advance Rate will be 85%.

(b)        Any increase in the Pharmaceutical Inventory Advance Rate, the Other Inventory Advance Rate, the Accounts Receivable Advance Rate, the Script Lists Advance Rate or, after the Credit Card Receivables Effective Time, the Credit Card Receivable Advance Rate above that would result in any rate in excess of the initially applicable rate set forth in Section 2.20(a) will in each case require the consent of all the Lenders.

(c)        The Borrowing Base Agent, in the exercise of its commercially reasonable judgment to reflect Borrowing Base Factors, may (i) reduce the Accounts Receivable Advance Rate, the Pharmaceutical Inventory Advance Rate, the Other Inventory Advance Rate, the Script Lists Advance Rate and, after the Credit Card Receivables Effective Time, the Credit Card Receivable Advance Rate from time to time and (ii) thereafter increase such rate to a rate not in excess of the applicable rate set forth in Section 2.20(a).

(d)        The Administrative Agent will give prompt written notice to the Borrower and the Lenders of any adjustments effected pursuant to this Section 2.20.

(e)        Notwithstanding anything herein or in any other Senior Loan Document to the contrary, any waiver, amendment or modification to (i) the definition of “Borrowing Base Amount”, “Borrowing Base Factors”, “Estimated Borrowing Base Amount”, “Accounts Receivable Advance Rate”, “Pharmaceutical Inventory Advance Rate”, “Other Inventory Advance Rate”, “Script Lists Advance Rate”, “Credit Card Receivable Advance Rate”, “Credit Card Receivables Effective Time”, “Eligible Accounts Receivable”, “Eligible Credit Card Accounts Receivable”, “Eligible Inventory”, “Eligible Other Inventory Value”, “Eligible Pharmaceutical Inventory Value”, “Eligible Script Lists”, “Eligible Script Lists Value”, “Account”, “Credit Card Accounts Receivable”, “Other Inventory”, “Net Orderly Liquidation Rate” or “Pharmaceutical Inventory”, (ii) the definition of “Revolver Availability” or the calculation thereof pursuant to Section 2.01(b) or Section 2.11(b), the calculation of availability for Swingline Loans, including as set forth under Section 2.04(a), or the calculation of availability for the issuance, amendment, renewal or extension of any Letters of Credit, including as set forth in Section 2.05(b), in each case that would have the effect of increasing either (A) the Borrowing Base Amount or (B) the aggregate amount of Loans, Revolving Exposures, Other Revolving Exposures and Additional Senior Debt that may be outstanding relative to the Borrowing Base Amount, (iii) Section 5.16, Section 6.15 or Section 9.15, (iv) the cash management arrangements set forth in the Senior Subsidiary Security Agreement, including as set forth in Schedule 3 thereto, in the case of each of clauses (i) through (iv) will require the consent of each Person constituting a “Borrowing Base Agent”.  This Section 2.20(e) may not be amended, modified or waived without the prior written consent of the Borrowing Base Agent.

SECTION 2.21.        Incremental Loans.  At any time after the Second Restatement Effective Date prior to the Tranche 2/Tranche 3 Term Maturity Date, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition to this Agreement of a new tranche of term loans, or an incremental revolving credit facility or any combination thereof (the “Incremental Facilities”); provided, however, that both (x) at the time of any such request and (y) upon the effectiveness of any such Incremental Facility, no Default shall exist and the Borrower shall, if a Financial Covenant Effectiveness Period is then occurring, be in compliance with Section 6.12 (calculated, in the case of clause (y), on a pro forma basis to give effect to any borrowing under the Incremental Facility and any substantially simultaneous repayments of Revolving Loans and Other Revolving Loans).  The Incremental Facilities shall (i) be in an aggregate principal amount not in excess of $350,000,000 minus the initial aggregate principal amount of Tranche 3 Term Loans made on the 2008 Restatement Effective Date, (ii) rank pari passu in right of payment and of security with the other Loans, (iii) if such Incremental Facility is a term loan facility, amortize in a manner, and be subject to mandatory prepayments (if any) on terms, acceptable to the Agents, and mature no earlier than the Tranche 2/Tranche 3 Term Maturity Date, (iv) bear interest at the market interest rate, as determined at the time such Incremental Facility becomes effective, (v) have such other pricing as may be agreed by the Borrower and the Administrative Agent and (vi) otherwise be treated hereunder no more favorably than the Revolving Loans (or, after the Revolving/Tranche 1 Term Maturity Date, the Tranche 2 Term Loans and the Tranche 3 Term Loans); provided, that the terms and provisions applicable to the Incremental Facilities may provide for additional or different financial or other covenants applicable only during periods after the Tranche 2/Tranche 3 Term Maturity Date.  At no time shall the sum of (i) the aggregate amount of loans outstanding under the Incremental Facilities at such time, (ii) the total Revolving Exposure at such time, (iii) the outstanding Tranche 1 Term Loans at such time, (iv) the outstanding Tranche 2 Term Loans at such time, (v) the outstanding Tranche 3 Term Loans at such time , (vi) the outstanding Other Term Loans at such time, (vii) the Other Revolving Exposures at such time and (viii) the Additional Senior Debt at such time exceed the Borrowing Base Amount in effect at such time, and the proceeds of the Incremental Facilities shall be used solely for the purposes set forth in Section 5.10 and the preamble.  Such notice shall set forth the requested amount and class of Incremental Facilities, and shall offer each Lender the opportunity to offer a commitment (the “Incremental Commitment”) to provide a portion of the Incremental Facility by giving written notice of such offered commitment to the Administrative Agent and the Borrower within a time period (the “Offer Period”) to be specified in the Borrower’s notice; provided, however, that no existing Lender will be obligated to subscribe for any portion of such commitments.  In the event that, at the expiration of the Offer Period, Lenders shall have provided commitments in an aggregate amount less than the total amount of the Incremental Facility initially requested by the Borrower, the Borrower may request that Incremental Facility commitments be made in a lesser amount equal to such commitments and/or shall have the right to arrange for one or more Additional Lenders to extend commitments to provide a portion of the Incremental Facility in an aggregate amount equal to the unsubscribed amount of the initial request; provided that the Additional Lenders shall be offered the opportunity to provide the Incremental Facility only on terms previously offered to the existing Lenders pursuant to the immediately preceding sentence.  Commitments in respect of Incremental Facilities will become Commitments under this Agreement pursuant to an amendment to this Agreement (such an amendment, an “Incremental Facility Amendment”) executed by each of the Borrower and each Subsidiary Loan Party, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 of the Original Agreement as in effect immediately prior to the First Restatement Effective Date.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01.        Organization; Powers.  Each of the Borrower and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02.        Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Senior Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.        Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Senior Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument evidencing or governing Indebtedness or any other material agreement binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Senior Loan Documents and the Second Priority Collateral Documents.

SECTION 3.04.        Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended March 3, 2007, reported on by Deloitte & Touche LLP.  Such financial statements present fairly the financial position and results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)        Except as disclosed (i) in the financial statements referred to in paragraph (a) above or the notes thereto, (ii) in the Borrower’s report or Form 10-K for the fiscal year ended March 3, 2007 or (iii) on Schedule 3.04, after giving effect to the Transactions, none of the Borrower or the Subsidiaries has, as of the Second Restatement Effective Date, any material contingent liabilities, unusual long-term loan commitments or unrealized losses.

(c)        Since March 3, 2007, there has been no material adverse change in the business, assets, operations, properties, condition (financial or otherwise), or prospects of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05.        Properties.  (a) Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (ii) as set forth on Schedule 3.05(a).  All such real and personal property are free and clear of all Liens, other than Liens permitted by Section 6.02.

(b)        Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c)        Schedule 3.05(c) sets forth the address of every leased warehouse or distribution center in which inventory owned by the Borrower or any Subsidiary is located as of the Second Restatement Effective Date.

SECTION 3.06.        Litigation and Environmental Matters.  (a)  Except as set forth on Schedule 3.06(a), there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of the Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Senior Loan Documents or the Transactions.

(b)        Except as set forth on Schedule 3.06(b) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07.        Compliance with Laws and Agreements.  Except as set forth on Schedule 3.07, each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and all other material healthcare laws and regulations) and all indentures, agreements and other instruments binding upon it or its property or assets, except where the failure to be so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No Default has occurred and is continuing.

SECTION 3.08.        Investment and Holding Company Status.  Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.        Taxes.  Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all United States Federal income tax returns and reports and all other material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except (i) where the payment of any such Taxes is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves and (ii) as set forth on Schedule 3.09.  The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of Taxes or charges imposed by a Governmental Authority are, in the opinion of the Borrower, adequate.

SECTION 3.10.        ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to result, could reasonably be expected to result in liability exceeding $50,000,000.  The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $50,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11.        Disclosure; Accuracy of Information.  (a)  As of the Second Restatement Effective Date, none of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the negotiation of this Agreement or any other Senior Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)        Each Borrowing Base Certificate that has been or will be delivered to each Borrowing Base Agent, the Administrative Agent or any Lender is and will be complete and correct in all material respects.

SECTION 3.12.        Subsidiaries.  Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Second Restatement Effective Date.  As of the Second Restatement Effective Date, each of the Subsidiaries is an “Unrestricted Subsidiary” as defined in, and for all purposes of, the Indentures.

SECTION 3.13.        Insurance.  Schedule 3.13 sets forth a description of all liability, property and casualty insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Second Restatement Effective Date.  As of the Second Restatement Effective Date, all premiums in respect of such insurance have been paid.  The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice and as required by the Senior Loan Documents.  The Borrower reasonably believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14.        Labor Matters.  Except as set forth on Schedule 3.14, as of the Second Restatement Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened which could reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Schedule 3.14, the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.  Except as set forth on Schedule 3.14, all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.  Except as set forth on Schedule 3.14, the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15.        Solvency.  Immediately after the consummation of the Transactions to occur on the Second Restatement Effective Date (including the making of each Loan made on the Second Restatement Effective Date and after giving effect to the application of the proceeds of such Loans), (a) the fair value of the assets of the Borrower and the other Loan Parties, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and the other Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and the other Loan Parties taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and the other Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Second Restatement Effective Date.

SECTION 3.16.        Federal Reserve Regulations.  (a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)        No part of the proceeds of any Loan or any Letter of Credit will be used by the Borrower or any Subsidiary, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X of the Board.

SECTION 3.17.        Security Interests.  (a) The Senior Subsidiary Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Senior Secured Parties, a legal, valid and enforceable security interest in the Senior Collateral subject to such agreement and, when financing statements in appropriate form are filed in the offices specified on Schedule 6 to the Perfection Certificate, such security interest shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Senior Collateral, to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 6.02.

SECTION 3.18.        Use of Proceeds.  The Borrower will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in the preamble to this Agreement and set forth in Section 5.10.

ARTICLE IV

Conditions

SECTION 4.01.        2009 Restatement Effective Date.  Without affecting the rights of the Borrower or any Subsidiary under the Original Restated Agreement at all times prior to the 2009 Restatement Effective Date, the amendment and restatement in the form hereof of the Original Restated Agreement and the obligations of the Lenders to make Loans and acquire participations in Letters of Credit and Swingline Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which the conditions set forth in Section 1.4 of the 2009 Amendment and Restatement Agreement shall have been satisfied.

It is understood and agreed that no term of the amendment and restatement contemplated hereby shall be effective until the 2009 Restatement Effective Date occurs, and that the Original Agreement shall continue in full force and effect without regard to the amendment and restatement contemplated hereby until the 2009 Restatement Effective Date.

SECTION 4.02.        Each Credit Event.  The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing after the 2009 Restatement Effective Date, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit after the 2009 Restatement Effective Date, is subject to receipt of the request therefore in accordance herewith and to the satisfaction of the following conditions (each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit (for purposes of this Section, an “issuance”) shall be deemed to constitute a representation and warranty by Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section):

(a)        the representations and warranties of the Loan Parties contained in each Senior Loan Document are true and correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date);

(b)        no event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, that constitutes a Default or an Event of Default and such Borrowing or issuance would not result in a violation of the amount of secured Indebtedness permitted under the Second Priority Debt Documents; and

(c)        after giving effect to such Borrowing or issuance the Borrowing Base Amount shall be equal to or greater than the sum of (i) the total Revolving Exposures, (ii) the total Other Revolving Exposures, (iii) the outstanding Tranche 1 Term Loans, (iv) the outstanding Tranche 2 Term Loans, (v) the outstanding Tranche 3 Term Loans and (vi) the outstanding Other Term Loans.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.        Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent, the Borrowing Base Agent (in the case of paragraph (f) below) and each Lender:

(a)        as soon as available and in any event within 105 days (or such earlier date that is 10 days after the then-current filing deadline for the Borrower’s Annual Report on Form 10-K) after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or another registered independent public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any material qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)        as soon as available and in any event within 50 days (or such earlier date that is five days after the then-current filing deadline for the Borrower’s Quarterly Report on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet as of the end of such fiscal quarter and related statements of income for such fiscal quarter and of income and cash flows for the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c)        concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating (x) compliance with Section 6.08(c) and (y) the Borrower’s ratio under Section 6.12, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, (iv) identifying any Subsidiary formed or acquired since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements, (v) identifying any change in a Subsidiary Loan Party’s name, form of organization or jurisdiction of organization, including as a result of any merger transaction, since the end of the fiscal quarter immediately preceding the most recent fiscal quarter covered by such financial statements, (vi) setting forth the aggregate amount of Optional Debt Repurchases made by the Borrower during the most recent fiscal quarter covered by such financial statements, identifying the Indebtedness repurchased, redeemed, retired or defeased and specifying the provisions of Section 6.08(b) or (c) pursuant to which each such Optional Debt Repurchase was effected and quantifying the amounts effected under each such provision, (vii) setting forth the amount and type of Indebtedness issued or incurred and Securitizations (or increases in the amounts thereof) and Factoring Transactions consummated during the most recent fiscal quarter covered by such financial statements, (viii) identifying, with respect to all Indebtedness of the Borrower and the Subsidiaries outstanding on the date of the most recent balance sheet included in such financial statements, the clause of Section 6.01(a) pursuant to which such Indebtedness is then permitted to be outstanding, (ix) setting forth the amount of Restricted Payments made during the most recent fiscal quarter covered by such financial statements and the provision of Section 6.08(a) pursuant to which such Restricted Payments were made, and (x) setting forth the aggregate sale price of Eligible Script Lists sold since the most recent date on which the Eligible Script Lists Value was provided to the Lenders in the event aggregate sale price for all Eligible Script Lists sold since such date of determination exceeds 5% of the most recently determined Eligible Script Lists Value;

(d)        concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements (i) stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c)(ii) above (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)        within three Business Days after the end of each fiscal month of the Borrower, a certificate of a Financial Officer setting forth in reasonable detail a description of each disposition of assets not in the ordinary course of business for which the book value or fair market value of the assets of the Borrower or the Subsidiaries disposed or the consideration received therefor was greater than $10,000,000;

(f)        within 14 Business Days after the end of each fiscal month of the Borrower, a Borrowing Base Certificate showing the Borrowing Base Amount as of the close of business on the last day of such fiscal month, certified as complete and correct by a Financial Officer; provided that a Borrowing Base Certificate shall be delivered by the Borrower to the Administrative Agent, the Borrowing Base Agent and each Lender within four Business Days after the end of a fiscal week of the Borrower if at any time during such fiscal week the Revolver Availability is less than or equal to $200,000,000 (with the amount with respect to (i) Eligible Inventory stored at distribution centers and (ii) Eligible Credit Card Accounts Receivable, in each case included in the Borrowing Base Amount shown on such Borrowing Base Certificate delivered under this proviso, being the amount computed as of the close of business on the last day of the Borrower’s most recent fiscal week for which such amount is available, which computation shall be completed within four Business Days after the end of each fiscal week of the Borrower);

(g)        no later than 60 days following the end of each fiscal year of the Borrower (or, in the reasonable discretion of the Administrative Agent and the Borrowing Base Agent, no later than 30 days thereafter), forecasts for the Borrower and its Consolidated Subsidiaries of (i) quarterly consolidated balance sheet data and related consolidated statements of income and cash flows for each quarter in the next succeeding fiscal year, (ii) consolidated balance sheet data and related consolidated statements of income and cash flows for each of the five fiscal years immediately following such fiscal year (but excluding any fiscal year ending after 2013) and (iii) month-end Revolver Availability for each of the 12 months in the next succeeding fiscal year;

(h)        promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(i)        promptly following any request therefor, such other information regarding the financial condition, business or identity of the Borrower or any Subsidiary, or compliance with the terms of any Senior Loan Document, as any Agent, at the request of any Lender, may reasonably request, including any information to be provided pursuant to Section 9.17.

Information required to be delivered pursuant to clauses (a), (b) and (h) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at www.riteaid.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information referred to in clauses (a), (b) and (h) to any Lender which requests such delivery.

SECTION 5.02.        Notices of Material Events.  The Borrower will furnish to the Administrative Agent, the Borrowing Base Agent and each Lender prompt written notice after any officer of the Borrower obtains knowledge of any of the following:

(a)        the occurrence of any Default;

(b)        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c)        the occurrence of any ERISA Event;

(d)        any Lien (other than security interests created under any Senior Loan Document or Second Priority Debt Document or Permitted Encumbrances) on any material portion of the Senior Collateral;

(e)        the occurrence of any other event which could reasonably be expected to have a material adverse effect on the security interests created by the Senior Loan Documents or on the aggregate value of the Senior Collateral; and

(f)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.        Information Regarding Collateral.  (a)  The Borrower will furnish to the Administrative Agent and the Borrowing Base Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the location of any Loan Party’s jurisdiction of incorporation or organization, (iii) in any Loan Party’s form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number or other identification number assigned by such Loan Party’s jurisdiction of incorporation or formation.  The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Senior Collateral.  The Borrower also agrees promptly to notify the Agents if any material portion of the Senior Collateral is damaged or destroyed.

(b)        Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 5.01, the Borrower shall deliver to the Agents a certificate of the chief legal officer of the Borrower (i) setting forth the information required pursuant to Section 1 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Second Restatement Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Senior Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Senior Subsidiary Security Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04.        Existence; Conduct of Business.  Except as otherwise permitted by this Agreement, the Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and the Subsidiaries.  The Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names, in each case material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or sale of assets permitted under Section 6.03.

SECTION 5.05.        Payment of Obligations.  The Borrower will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, which, if unpaid, could result in a material Lien on any of their properties or assets, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06.        Maintenance of Properties.  The Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07.        Insurance.  (a)  The Borrower will, and will cause each of the Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name), with financially sound and reputable insurance companies insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.  The Borrower will furnish to the Lenders, upon request of the Agents, information in reasonable detail as to the insurance so maintained.

(b)        The Borrower will, and will cause each of the Subsidiaries to, maintain such insurance in a coverage amount of not less than 90% of the coverage amount as of the Original Restatement Effective Date, with deductibles, risks covered and other provisions (other than the amount of premiums) not materially less favorable to the Borrower and the Subsidiaries as of the Original Restatement Effective Date.

(c)        The Borrower will, and will cause each of the Subsidiary Loan Parties  to, (i) cause all such policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance satisfactory to the Agents, which endorsement shall provide that, from and after the Original Restatement Effective Date if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower and any other Loan Party under such policies directly to the Collateral Agent for application pursuant to the Collateral Trust and Intercreditor Agreement; (ii) cause all such policies to provide that none of  the Borrower, the Administrative Agent, the Collateral Agent, any Borrowing Base Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Agents may reasonably require from time to time to protect their interests; (iii) deliver broker’s certificates to the Collateral Agent; (iv) cause each such policy to provide that it shall not be canceled or not renewed by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (v) deliver to the Administrative Agent, before the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), together with evidence reasonably satisfactory to the Agents of payment of the premium therefor.

(d)        In connection with the covenants set forth in this Section, it is agreed that:

(i) none of the Agents, the Lenders, or their agents or employees shall be liable for any payment of the premiums for such insurance policies or any loss or damage insured by the insurance policies required to be maintained under this Section, and (A) the Borrower and each Subsidiary Loan Party shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Agents, the Lenders and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Agents or the Required Lenders under this Section shall in no event be deemed a representation, warranty or advice by the Agents or the Lenders that such insurance is adequate for the purposes of the business of the Borrower and the Subsidiaries or the protection of their properties.

(e)        The Borrower will, and will cause each of the Subsidiaries to, permit any representatives that are designated by any Borrowing Base Agent to inspect the insurance policies maintained by or on behalf of the Borrower and the Subsidiaries and inspect books and records related thereto and any properties covered thereby.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by a the Borrowing Base Agent to conduct any such inspection.

SECTION 5.08.        Books and Records; Inspection and Audit Rights; Collateral and Borrowing Base Reviews.  (a)  The Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by any Lender (at such Lender’s expense, unless a Default has occurred and is continuing, in which case at the Borrower’s expense), and after such Lender has consulted the Administrative Agent with respect thereto, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)        The Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Borrowing Base Agent (including any consultants, field examiners, accountants, lawyers and appraisers retained by the Borrowing Base Agent) to conduct (i) a field examination of the Senior Collateral at or about the end of each fiscal quarter of the Borrower, (ii) an appraisal of the Borrower’s computation of the assets included in the Borrowing Base Amount and the Estimated Borrowing Base at or about the end of (A) the fiscal quarter ending at or about May 31 and (B) the fiscal quarter ending at or about November 30 of each fiscal year of the Borrower; provided that one of such two appraisals shall be ordered by General Electric Capital Corporation, in its capacity as a Borrowing Base Agent, so long as it is a Borrowing Base Agent, (iii) an appraisal of the Eligible Script Lists at or about the end of (A) the fiscal quarter ending at or about May 31 and (B) the fiscal quarter ending at or about November 30 of each fiscal year of the Borrower and (iv) other evaluations and appraisals of the Borrower’s computation of the Borrowing Base Amount and the Estimated Borrowing Base Amount and the assets included in therein, all at such reasonable times and as often as reasonably requested or at any time if a Default shall have occurred and be continuing.  The Borrower shall pay the reasonable fees and expenses of any representatives retained by the Borrowing Base Agent to conduct any such evaluation or appraisal (it being understood that the third party representatives retained by the Borrowing Base Agent shall conduct any such evaluation or appraisal on behalf of each Borrowing Base Agent and no individual Borrowing Base Agent may retain its own representative to conduct any such evaluation or appraisal). The Administrative Agent shall promptly deliver to the Lenders copies of all such appraisals and other information provided to the Borrower in connection with such evaluations and appraisals; provided that in any event the Administrative Agent shall provide the other Borrowing Base Agents with copies of all such appraisals and other information provided to the Borrower in connection with such evaluations and appraisals within three Business Days after the date thereof.

(c)        The Borrower will, and will cause each of the Subsidiaries to, in connection with any evaluation and appraisal relating to the computation of the Borrowing Base Amount or the Estimated Borrowing Base Amount, maintain such additional reserves (for purposes of computing the Borrowing Base Amount or the Estimated Borrowing Base Amount) in respect of Eligible Accounts Receivable and Eligible Inventory and make such other adjustments to its parameters for including Eligible Accounts Receivable, Eligible Inventory and Eligible Script Lists in the Borrowing Base Amount and the Estimated Borrowing Base Amount as the Borrowing Base Agent shall require based upon the results of such evaluation and appraisal in its commercially reasonable judgment to reflect Borrowing Base Factors.

SECTION 5.09.       Compliance with Laws.  The Borrower will, and will cause each of the Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including all Environmental Laws, HIPAA and all other material healthcare laws and regulations, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or to the extent that any failures so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10.        Use of Proceeds and Letters of Credit.  (a)  The proceeds of the Tranche 3 Term Loans were used by the Borrower for the purposes set forth in the preamble hereto.

(b)        The proceeds of the Revolving Loans, Swingline Loans and loans under the Incremental Facilities made on or after the Second Restatement Effective Date will be used by the Borrower as set forth in the preamble and for general corporate purposes, including:

(i) payment of part of the consideration due to the Seller in connection with the Acquisition;

(ii) payment of fees and expenses (including any premiums and amendment fees) incurred in connection with the Transactions;

(iii) loans or other transfers to Rite Aid Hdqtrs. Corp. for purposes of financing inventory purchases pursuant to the Intercompany Inventory Purchase Agreement and advancing funds to Subsidiary Loan Parties for their general corporate purposes, including working capital, Consolidated Capital Expenditures and Business Acquisitions permitted pursuant to Section 6.04;

(iv) transfers to an operating account for the payment of operating expenses (including rent, utilities, taxes, wages, repair and similar expenses) of, and intercompany Investments permitted under Section 6.04 in, the Borrower or any Subsidiary Loan Party;

(v) payment by the Borrower of principal, interest, fees and expenses with respect to its Indebtedness when due (including associated costs, fees and expenses) and payment of the Borrower’s taxes, administrative, operating and other expenses;

(vi) dividends permitted to be made in respect of the Equity Interests listed on Schedule 6.08(a) or described in Section 6.08(a);

(vii) repurchase shares of the Borrower’s Preferred Stock pursuant to Section 6.08(a);

(viii) payment of principal, interest, fees and expenses with respect to Third Party Interests in accordance with the terms thereof; and

(ix) the financing of Optional Debt Repurchases, permitted capital expenditures, the repurchase of the Borrower’s and/or its Subsidiaries’ (including Rite Aid Lease Management Company’s) Preferred Stock and permitted Restricted Payments.

(c)        Letters of Credit will be used solely to support payment obligations of the Borrower and the Subsidiaries incurred in the ordinary course of business.

(d)        No proceeds of Loans will be used to prepay commercial paper prior to the maturity thereof and no such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin

Stock.  The Borrower will ensure that no such use of Loan proceeds and no issuance of Letters of Credit will entail any violation of Regulation T, U or X of the Board.

SECTION 5.11.        Additional Subsidiaries.  If any additional wholly-owned Domestic Subsidiary is formed or acquired after the Second Restatement Effective Date, and if such Subsidiary is required to become a Subsidiary Loan Party hereunder, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, (or if the Borrower elects to cause such Subsidiary to become a Subsidiary Loan Party, the Borrower will) notify the Administrative Agent, the Borrowing Base Agent the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, including each Securitization Vehicle which is a Domestic Subsidiary, but excluding any Subsidiary that engages solely in the pharmacy benefits management business.  Notwithstanding any other provision of this Agreement, (i) no Domestic Subsidiary listed on Schedule 5.11 shall be required to become a Subsidiary Loan Party (it being understood and agreed that Schedule 5.11 shall not include any Securitization Vehicle that is a Domestic Subsidiary) and (ii) no Domestic Subsidiary shall be required to become a Subsidiary Loan Party unless and until such time as such Subsidiary has assets in excess of $1,000,000 or acquires assets in excess of $1,000,000 or has revenue in excess of $500,000 per annum.

SECTION 5.12.        Further Assurances.  The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent, the Borrowing Base Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties.  The Borrower also agrees to provide to the Collateral Agent or the Borrowing Base Agent, from time to time upon request by either of them, evidence reasonably satisfactory to the Collateral Agent or the Borrowing Base Agent, as applicable, as to the perfection and priority of the Liens created or intended to be created by the Senior Collateral Documents.

SECTION 5.13.        Subsidiaries.  The Borrower will cause all of the Subsidiaries that own Eligible Accounts Receivable, Eligible Inventory or Eligible Script Lists to be and at all times remain “Unrestricted Subsidiaries” as defined in, and for all purposes of, each of the Effective Date Indentures and will deliver such documents to the trustees under each such Effective Date Indenture and take such actions thereunder as may be necessary to effect the foregoing.

SECTION 5.14.        Intercompany Transfers.  The Borrower shall maintain accounting systems capable of tracing intercompany transfers of funds and other assets.

SECTION 5.15.        Inventory Purchasing.  (a)  The Borrower shall, and shall cause each Subsidiary party to the Intercompany Inventory Purchase Agreement to, at all times maintain in all material respects the vendor inventory purchasing system and the intercompany inventory purchasing system in accordance with the terms of the

Intercompany Inventory Purchase Agreement.  The Borrower shall cause each Subsidiary which owns or acquires any Senior Collateral consisting of inventory to be party to the Intercompany Inventory Purchase Agreement.  Notwithstanding the foregoing, the Borrower shall only be required to cause Holdings and its subsidiaries to comply with the foregoing as soon as reasonably practicable after the Second Restatement Effective Date.

(b)        The Borrower shall not permit any Operating Subsidiary to purchase any Inventory from any Direct Delivery Vendor other than (i) the acquisition of inventory from McKesson Corporation (or any Persons that replace McKesson Corporation, in whole or in part, and sell or otherwise provide inventory substantially similar to inventory sold or otherwise provided by McKesson Corporation) consistent with past practice and (ii) food-stuffs, beverages, periodicals, greeting cards and similar items which are either paid for in cash substantially concurrently with the time of delivery or otherwise consistent with past practice.

SECTION 5.16.        Cash Management System.  (a)  The Borrower will cause each Subsidiary Loan Party to at all times maintain a Cash Management System that complies with Schedule 3 of the Senior Subsidiary Security Agreement.  The Borrower will cause each Subsidiary Loan Party to comply with each obligation thereof under the Cash Management System.  The Borrower will cause each Subsidiary Loan Party to comply with each of its obligations under the Cash Management System, and shall cause each Subsidiary Loan Party to use its best efforts to cause any applicable third party to effectuate the Cash Management System.  Notwithstanding the foregoing, the Borrower shall only be required to cause Holdings and its subsidiaries to comply with the foregoing as soon as reasonably practicable after the Second Restatement Effective Date.

(b)        Each party hereto authorizes the Administrative Agent and the Collateral Agent to (i) permit the creation by the Grantors of accounts that receive payments in respect of the Securitization Assets and/or Factoring Assets (but not other payments) and (ii) release the security interest of the Collateral Agent for the ratable benefit of the Senior Secured Parties in the Lockbox Account, the Governmental Lockbox Account and/or any accounts created pursuant to clause (i) of this paragraph from the Cash Management System and transfer control of the Lockbox Account, the Governmental Lockbox Account and/or any accounts created pursuant to clause (i) of this paragraph to (A) any Person in connection with a Factoring Transaction permitted by this Agreement for so long as a Factoring Transaction is ongoing or (B) any Person for the benefit of holders of Third Party Interests in respect of a Securitization permitted by this Agreement for as long as any Third Party Interests are outstanding.

SECTION 5.17.        Termination of Factoring Transactions.  If an Event of Default has occurred and the Collateral Agent has elected to exercise any remedies under the Senior Collateral Documents as a result thereof, the Borrower shall, and shall cause each of its Subsidiaries to, terminate all existing Factoring Transactions and cease to engage in any further Factoring Transactions; provided, however, that neither the Borrower nor any such Subsidiary shall be required hereby to repurchase any Factoring Assets previously sold, transferred or otherwise conveyed pursuant to any such Factoring Transaction.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cash collateralized and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01.        Indebtedness; Certain Equity Securities.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, any Attributable Debt in respect of any Sale and Leaseback Transaction or any Third Party Interests except:

(i) Indebtedness under the Senior Loan Documents (including any Refinancing Amendment executed in accordance with Section 6.01(c)) and Refinancing Indebtedness (including (A) Refinancing Indebtedness in respect of Revolving Commitments or Other Revolving Commitments and (B) Refinancing Indebtedness consisting of Permitted First Priority Debt) in respect thereof;

(ii) unsecured Indebtedness of the Borrower that is not Guaranteed by any Subsidiary, that does not mature or require scheduled payments of principal prior to the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date, and that has covenants and events of default which are determined in good faith by the senior management of the Borrower to be on market terms, and Refinancing Indebtedness issued in respect of such Indebtedness;

(iii) Indebtedness of the Borrower and the Subsidiaries in respect of intercompany Investments permitted under Section 6.04; provided that such Indebtedness is subordinated to the Senior Loan Obligations pursuant to terms substantially the same as those forth on Annex 2 hereto;

(iv) Existing Non-Guaranteed Indebtedness;

(v) Existing Second Priority Debt;

(vi) Existing Guaranteed Unsecured Indebtedness;

(vii) Permitted Second Priority Debt incurred after the Second Restatement Effective Date in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (viii) of this Section 6.01(a), not in excess of $1,500,000,000 at any time outstanding; provided that the aggregate principal amount of Permitted Second Priority Debt incurred under this clause which matures or requires scheduled payments of principal prior to the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date, together with the aggregate principal amount of any Permitted Unsecured Indebtedness incurred under clause (viii) of this Section 6.01(a) which matures or requires scheduled payments of principal prior to the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date, shall not exceed $750,000,000 at any time outstanding;

(viii)  Permitted Unsecured Indebtedness incurred after the Second Restatement Effective Date in an aggregate principal amount, together with the aggregate principal amount of Indebtedness incurred pursuant to clause (vii) of this Section 6.01(a), not in excess of $1,500,000,000 at any time outstanding; provided that the aggregate principal amount of Permitted Unsecured Indebtedness incurred under this clause which matures or requires scheduled payments of principal prior to the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date, together with the aggregate principal amount of any Permitted Second Priority Debt incurred under clause (vii) of this Section 6.01(a) which matures or requires schedule payments of principal prior to the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date, shall not exceed $750,000,000 at any time outstanding;

(ix) Indebtedness secured by Liens on real property or Attributable Debt incurred in connection with Sale and Leaseback Transactions involving real property; provided that any such Indebtedness, or any such lease entered into in connection with the Sale and Leaseback Transaction giving rise to such Attributable Debt, shall have a maturity date or termination date, as the case may be, after the date that is 90 days after the Tranche 2/Tranche 3 Term Maturity Date; and provided further that the aggregate principal amount of Indebtedness and Attributable Debt incurred pursuant to this clause (ix) shall not exceed $600,000,000 at any time outstanding;

(x) Refinancing Indebtedness issued in respect of Indebtedness or Attributable Debt permitted under this clause (x) and clauses (iv), (v), (vi), (xv) and (xviii);

(xi) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(xii) Indebtedness for borrowed money and Capital Lease Obligations existing on the Second Restatement Effective Date (other than Second Priority Debt and Indebtedness referred to in clauses (ii), (iv), (v) and (vi) above) and set forth on Schedule 6.01(a)(xii), but not any extensions, renewals, refinancings or replacements of such Indebtedness;

(xiii) Capital Lease Obligations with respect to leases existing on the Second Restatement Effective Date that were accounted for as operating leases on the Original Restatement Effective Date and thereafter reclassified as Capital Lease Obligations;

(xiv) Indebtedness (including Capital Lease Obligations) and Attributable Debt in respect of Sale and Leaseback Transactions in respect of equipment financing or leasing in the ordinary course of business of the Borrower and the Subsidiaries consistent with past practices;

(xv) purchase money Indebtedness (including Capital Lease Obligations) and Attributable Debt in respect of Sale and Leaseback Transactions in each case incurred to finance the acquisition, development, construction or opening of any Store after the Second Restatement Effective Date; provided that such Indebtedness or Attributable Debt (A) is incurred not later than 24 months following the completion of the acquisition, development, construction or opening of such Store, (B) any Lien securing such Indebtedness or Attributable Debt is limited to the Store financed with the proceeds thereof, and (C) is incurred in connection with a transaction that is substantially consistent with the business plan of the Borrower provided to the Lenders prior to the Second Restatement Effective Date;

(xvi) (A) Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 6.05, and Indebtedness represented by such Third Party Interests, (B) Indebtedness of the Borrower or its Subsidiaries that may be deemed to exist solely by virtue of a Factoring Transaction permitted by this Agreement and (C) Securitization Refinancing Indebtedness in respect of any Third Party Interests or Indebtedness permitted by clause (A) above; provided that the aggregate amount of all Securitizations plus the aggregate amount of Indebtedness permitted by clauses (B) and (C) shall not exceed $950,000,000 at any time outstanding;

(xvii) Indebtedness of Subsidiaries other than Securitization Vehicles that may be deemed to exist solely by virtue of Standard Securitization Undertakings entered into by such Subsidiaries as sellers of Securitization Assets in Securitizations permitted by paragraph (xvi) above;

(xviii) Indebtedness under the New Notes, in an aggregate principal amount not in excess of the amount equal to $1,220,000,000, and Guarantees by Subsidiaries of such Indebtedness (and Refinancing Indebtedness of such Indebtedness);

(xix) Guarantees by Subsidiaries of the Existing Second Priority Debt (and Refinancing Indebtedness of Existing Second Priority Debt), the Existing Guaranteed Unsecured Indebtedness (and Refinancing Indebtedness of Existing Guaranteed Unsecured Indebtedness) and any Indebtedness under clause (vii) or (viii) of this Section 6.01(a); and

(xx) Indebtedness of Holdings in respect of letters of credit assumed in connection with the Acquisition in an aggregate principal amount not in excess of (A) $75,000,000 at any time outstanding prior to any date that is 60 days after the Second Restatement Effective Date and (B) $10,000,000 at any time outstanding on or after any date that is 60 days after the Second Restatement Effective Date but prior to 120 days after the Second Restatement Effective Date.

(b)        The Borrower will not, nor will it permit any Subsidiary to, issue any Preferred Stock or other preferred Equity Interests, other than Qualified Preferred Stock of the Borrower, Third Party Interests issued by Securitization Vehicles, and other preferred Equity Interests issued and outstanding on the Second Restatement Effective Date and set forth on Schedule 6.01(b).

(c)        At any time after the 2009 Restatement Effective Date, the Borrower may obtain from any Lender or Additional Lender Refinancing Indebtedness in respect of any Indebtedness outstanding under this Agreement or any outstanding Revolving Commitments or Other Revolving Commitments, in the form of Other Term Loans, Other Term Commitments, Other Revolving Loans or Other Revolving Commitments (or, if all then outstanding Revolving Commitments are to be replaced at such time, in the form of new Revolving Commitments), in each case pursuant to a Refinancing Amendment; provided that (i) such Refinancing Indebtedness (A) will rank pari passu in right of payment and of security (but without regard to control of remedies) with the other Loans, (B) if such Refinancing Indebtedness is a term loan, amortize in a manner, and be subject to mandatory prepayments (if any) on terms, reasonably acceptable to the Administrative Agent, (C) have such pricing (other than interest rate, which shall comply with the requirements set forth in the definition of the term “Refinancing Indebtedness”) as may be agreed by the Borrower and the Administrative Agent and (D) otherwise be treated hereunder no more favorably than, in the case of revolving facilities, the Revolving Loans and Revolving Commitments, and, in the case of term loans, the Tranche 2 Term Loans and the Tranche 3 Term Loans; provided that the terms and provisions applicable to such Refinancing Indebtedness may provide for additional or different financial or other covenants applicable only during periods after the Latest Maturity Date that is in effect on the date such Refinancing Indebtedness is issued, incurred or obtained.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02.  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments, pursuant to any Other Revolving Commitments established thereby.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments).  Notwithstanding the foregoing, no Refinancing Amendment shall become effective under this Section 6.01(c) unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the 2008 Restatement Effective Date under Section 1.2(b) of the 2008 Amendment and Restatement Agreement other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent.

SECTION 6.02.        Liens.  (a)  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i)  Liens created under the Senior Loan Documents;

(ii)  Permitted Encumbrances;

(iii)  any Lien created or permitted by the Second Priority Collateral Documents with respect to the Second Priority Debt Obligations in favor of the Second Priority Debt Parties; provided that (A) such Lien is created simultaneously with or after an equivalent Lien under the Senior Collateral Documents on the applicable Senior Collateral, (B) such Lien is subject to the Collateral Trust and Intercreditor Agreement, (C) any Lien on the proceeds of such Senior Collateral is permitted by the Collateral Trust and Intercreditor Agreement and (D) such Second Priority Debt Obligations are permitted to be incurred under Section 6.01(a);

(iv)  [intentionally omitted];

(v)  any Lien securing Indebtedness of a Subsidiary owing to a Subsidiary Loan Party;

(vi)  any Lien securing Attributable Debt and other payment obligations under leases incurred in connection with a Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(xiv) or (xv) and Section 6.06; provided that such Liens attach only to the equipment, real property or other assets subject to such Sale and Leaseback Transaction;

(vii)  any Lien on real property securing Indebtedness permitted and incurred under Section 6.01(a)(ix);

(viii)  any Lien securing Capital Lease Obligations permitted and incurred under Section 6.01(a)(xiii), provided that such Lien is limited to the equipment or other property subject to leases existing on the Original Restatement Effective Date that were subsequently reclassified as Capital Lease Obligations;

(ix)  any Lien on equipment securing Indebtedness incurred to finance such equipment pursuant to Section 6.01(a)(xiv);

(x)  Liens securing Indebtedness permitted and incurred under Section 6.01(a)(xv), provided that such Liens apply only to the property or other assets acquired, developed or constructed, as the case may be, with the proceeds of such Indebtedness;

(xi)  Liens existing on the Second Restatement Effective Date and identified on Schedule 6.02(xi); provided, that such Liens do not attach to any property other than the property identified on such Schedule and secure only the obligations they secured on the Second Restatement Effective Date;

(xii)  any Lien (A) on Net Cash Proceeds that are required to be applied to the repayment of Second Priority Debt Obligations in accordance with the Collateral Trust and Intercreditor Agreement or (B) that arises pursuant to any provisions in any Second Priority Debt Document equivalent to Section 10.14 of the 12.5% Note Indenture;

(xiii)  Liens securing Refinancing Indebtedness permitted under Section 6.01(a), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 6.02; provided that such Lien does not apply to any additional property or assets of the Borrower or any Subsidiary (other than (i) property or assets acquired after the issuance or incurrence of such Refinancing Indebtedness that would have been subject to the Lien securing refinanced Indebtedness if such Indebtedness had not been refinanced, (ii) additions to the property or assets subject to the Lien and (iii) the proceeds of the property or assets subject to the Lien); provided further that, if the Indebtedness being refinanced constitutes (A) Second Priority Debt, then such Refinancing Indebtedness must constitute Permitted Second Priority Debt and (B) Senior Loan Obligations or Additional Senior Debt Obligations, then such Refinancing Indebtedness must constitute Senior Loan Obligations, Additional Senior Debt or Permitted Second Priority Debt;

(xiv)  Liens on property or assets acquired pursuant to Section 6.04(vi), (x) or (xiii); provided that (A) such Liens apply only to the property or other assets subject to such Liens at the time of such acquisition and (B) such Liens existed at the time of such acquisition and were not created in contemplation thereof;

(xv)  put and call agreements with respect to Equity Interests acquired or created in connection with Joint Ventures permitted pursuant to Section 6.04(x) or (xiii); provided that neither the Borrower nor any Subsidiary shall be permitted to enter into any such agreement that requires or, upon the occurrence of any event or condition, contingent or otherwise, may require the Borrower or any Subsidiary Loan Party to repurchase Equity Interests, Indebtedness or otherwise expend any amounts on or prior to the Tranche 2/Tranche 3 Term Maturity Date or any Latest Maturity Date thereafter that was in effect at the time of entry into such put or call arrangement (in each case other than as permitted under Section 6.04(x) or (xiii));

(xvi)  (A) Liens on Securitization Assets transferred or purported to be transferred to Securitization Vehicles securing Third Party Interests issued in Securitizations permitted by Sections 6.01 and 6.05, (B) Liens on account receivables not purchased by a Securitization Vehicle, which Liens (i) are granted in connection with Securitizations permitted by Sections 6.01 and 6.05, (ii) are granted pursuant to Standard Securitization Undertakings, (iii) are perfected prior to an Event of Default and (iv) secure Third Party Interests issued in Securitizations permitted by Sections 6.01 and 6.05 and (C) Liens on Factoring

Assets transferred or purported to be transferred in Factoring Transactions permitted by this Agreement; and

(xvii) Liens (other than Liens securing Indebtedness) that are not otherwise permitted under any other provision of this Section 6.02(a); provided, that the fair market value of the property and assets with respect to which such Liens are granted shall not at any time exceed $40,000,000.

(b)        Notwithstanding anything in clause (a) of this Section 6.02, the Borrower may not grant or otherwise permit to exist (except in the case of clause (ii), pursuant to the Collateral Documents) Liens on any cash or cash equivalents that secure the Senior Loan Obligations or are otherwise held by the Lenders or the Administrative Agent pursuant to (i) Section 2.05(j) or (ii) Section 9.15.

SECTION 6.03.        Fundamental Changes.  Without limiting the restrictions on Business Acquisitions set forth in Section 6.04, the Borrower will not, and will not permit any Subsidiary Loan Party to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto (other than in the case of clause (iv) below) no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, provided, that if such other Person is a Subsidiary Loan Party, it shall have no assets that constitute Senior Collateral, (ii) any Person may merge into a Subsidiary Loan Party in a transaction in which such Subsidiary Loan Party is the surviving corporation, (iii) any Subsidiary Loan Party may liquidate or dissolve if such liquidation or dissolution is not materially disadvantageous to the Lenders and (iv) any Asset Sale of the Equity Interests in any Subsidiary Loan Party that is permitted under Section 6.05 may be effected through a merger, consolidation, liquidation or dissolution of such Subsidiary Loan Party; provided that (A) any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted to engage in such merger unless also permitted by Section 6.04 and (B) the Borrower and the applicable Subsidiary Loan Party shall comply with the provisions of Section 5.11 with respect to any Subsidiary acquired pursuant to this Section 6.03.

SECTION 6.04.        Investments, Loans, Advances, Guarantees and Acquisitions.  The Borrower will not, and will not permit any of the Subsidiaries to, make any Investment in, or Guarantee any obligations of, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(i)  Permitted Investments;

(ii)  Investments of the Borrower, the Subsidiary Loan Parties and Holdings and its subsidiaries set forth on Schedule 6.04;

(iii)  Guarantees of Indebtedness and/or Guarantees consisting of Indebtedness permitted by Section 6.01;

(iv)  Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(v)  Investments by the Borrower or any Subsidiary Loan Party in Subsidiary Loan Parties; provided that the Borrower and such Subsidiary Loan Party, as the case may be, shall comply with the applicable provisions of Section 5.11 with respect to any newly formed Subsidiary;

(vi)  Investments consisting of non-cash consideration received in connection with any Asset Sale permitted by Section 6.05;

(vii) Investments by the Subsidiaries in the Borrower; provided that the proceeds of such Investments are used for a purpose set forth in Section 5.10(b);

(viii) [intentionally omitted];

(ix)  usual and customary loans and advances to employees, officers and directors of the Borrower and the Subsidiaries;

(x)  Investments by the Borrower or any of the Subsidiaries in Joint Ventures in an amount not to exceed $15,000,000 in the aggregate in any fiscal year of the Borrower;

(xi)  Investments in charitable foundations organized under Section 501(c) of the Code in an amount not to exceed $7,500,000 in the aggregate in any calendar year;

(xii)  any Investment consisting of a Hedging Agreement permitted by Section 6.07;

(xiii)  Business Acquisitions and Investments that are not otherwise permitted under any other provision of this Section 6.04; provided that (A) at the time of such Business Acquisition or Investment no Default has occurred and is continuing or would result therefrom and (B) immediately after giving effect to any such Business Acquisition or Investment, (1) the Revolver Availability is greater than $250,000,000 and (2) the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such Business Acquisition or Investment, calculated on a pro forma basis as if such Business Acquisition or Investment (and any related incurrence of Indebtedness) were made on the first day of such period, shall not be less than 1.10 to 1.00;

(xiv)  Investments consisting of Sellers’ Retained Interests in Securitizations permitted by Sections 6.01 and 6.05; and

(xv) (A) Investments by the Borrower or a Subsidiary in connection with a Securitization permitted pursuant to this Agreement and (B) any Investment or other Guarantee that may be deemed made by the Borrower due to the fact that a Parent Undertaking has been entered into in respect of a Securitization permitted pursuant to the Agreement.

SECTION 6.05.        Asset Sales.  The Borrower will not, and will not permit any of the Subsidiary Loan Parties to, conduct any Asset Sale, including any sale of any Equity Interest owned by it and any sale of Securitization Assets in connection with a Securitization, nor will the Borrower permit any of the Subsidiary Loan Parties to issue any additional Equity Interest in such Subsidiary, except:

(i)  Permitted Dispositions;

(ii)  any Asset Sale (other than a Sale and Leaseback Transaction, the issuance of Equity Interests, sales or contributions of Securitization Assets in a Securitization or sales of Factoring Assets in Factoring Transactions) for fair value not in the ordinary course of business;

(iii)  any sale, transfer or disposition to a third party of Stores, leases and prescription files closed at substantially the same time as, and entered into as part of a single related transaction with, the purchase or other acquisition from such third party of Stores, leases and prescription files of a substantially equivalent value;

(iv)  any issuance of Equity Interests of any Subsidiary Loan Party by such Subsidiary Loan Party to the Borrower or any other Subsidiary Loan Party;

(v)  any Sale and Leaseback Transaction permitted pursuant to Section 6.01(a)(ix), (xiv) or (xv) and Section 6.06;

(vi)  sales or contributions of Securitization Assets to Securitization Vehicles in connection with Securitizations, provided that (a) each such Securitization is effected on market terms as determined in good faith by the senior management of the Borrower, (b) the aggregate amount of all such Securitizations plus the aggregate amount of Indebtedness permitted by Section 6.01(a)(xvi)(B) and (C) does not exceed $950,000,000 at any time outstanding, (c) the aggregate amount of the Sellers’ Retained Interests in such Securitizations does not exceed an amount at any time outstanding that is customary for similar transactions and (d) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from Subsidiary Loan Parties of Securitization Assets; provided that, in the case of clause (d), the Securitization Vehicle may use a portion of such proceeds to pay a customary collection agent fee in connection with such Securitization to the extent such fee is permitted pursuant to Section 6.09(f);

(vii)  unless otherwise restricted by Section 5.17, sales of Factoring Assets in connection with Factoring Transactions; provided that (i) a Factoring Notice with respect to such Factoring Transaction has been delivered by the Borrower to the Administrative Agent and (ii) each such Factoring Transaction is effected on market terms as determined in good faith by the senior management of the Borrower; and

(viii) the sale, transfer or other disposition of assets or properties of Holdings and its subsidiaries required by any Governmental Authority as a condition to its consent or forbearance from opposing the consummation of the Transactions.

provided that, with respect to sales, transfers or dispositions under clause (ii), (v) or (viii), and with respect to any net consideration received from any transaction described in clause (iii), at least 75% of the consideration therefor shall consist of cash.

SECTION 6.06.        Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Sale and Leaseback Transaction, except for Sale and Leaseback Transactions permitted by and effected pursuant to Section 6.01(a)(ix), (xiv) or (xv) which do not result in Liens other than Liens permitted pursuant to Section 6.02(a).

SECTION 6.07.        Hedging Agreements.  The Borrower will not, and will not permit any of the Subsidiaries to, incur or at any time be liable with respect to any monetary liability under any Hedging Agreements, unless such Hedging Agreements (i) are entered into for bona fide hedging purposes of the Borrower, any Subsidiary Loan Party (as determined in good faith by the senior management of the Borrower), (ii) correspond in terms of notional amount, duration, currencies and interest rates, as applicable, to Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under Section 6.01(a) or to business transactions of the Borrower and the Subsidiary Loan Parties on customary terms entered into in the ordinary course of business and (iii) do not exceed an amount equal to the aggregate principal amount of the Senior Obligations and the Second Priority Debt Obligations.

SECTION 6.08.        Restricted Payments; Certain Payments of Indebtedness.  (a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Borrower may declare and pay dividends with respect to its common stock or Qualified Preferred Stock payable solely in additional shares of its common stock or Qualified Preferred Stock, or make cash payments in lieu of fractional shares, (ii) Subsidiaries (other than those directly owned, in whole or part, by the Borrower) may declare and pay dividends ratably with respect to their common stock, (iii) the Borrower may declare and pay cash dividends with respect to its common stock and effect repurchases, redemptions or other Restricted Payments with respect to its common stock, together in an aggregate amount in any fiscal year of the Borrower not to exceed 50% of Consolidated Net Income (if positive) for the immediately preceding fiscal year of the Borrower; provided that immediately prior and after giving effect to any such payment no Default or Event of Default shall have occurred and be continuing and, immediately after giving effect to any such payment, the Borrower shall have Revolver Availability of more than $100,000,000, (iv) the Borrower may pay cash dividends in an amount not to exceed $60,000,000 in any fiscal year of the Borrower with respect to any Qualified Preferred Stock; provided that (x) immediately prior and after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing and (y) only so long as a Financial Covenant Effectiveness Period is then occurring, the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to the date of such payment, calculated on a pro forma basis as if such payment were made on the last day of such period (and excluding any such payments previously made pursuant to this clause during such four quarter period but attributed for purposes of this calculation to the last day of a prior period which day does not occur in such four quarter period) is not less than the ratio applicable to such period of four fiscal quarters under Section 6.12, (v) the Borrower and the Subsidiaries may make Restricted Payments consisting of the repurchase or other acquisition of shares of, or options to purchase shares of, capital stock of the Borrower or any of its Subsidiaries from employees, former employees, directors or former directors of the Borrower or any Subsidiary (or their permitted transferees), in each case pursuant to stock option plans, stock plans, employment agreements or other employee benefit plans approved by the board of directors of the Borrower; provided that no Default has occurred and is continuing; and provided further that the aggregate amount of such Restricted Payments made after the Original Restatement Effective Date shall not exceed $10,000,000, (vi) the Subsidiaries may declare and pay cash dividends to the Borrower; provided that the Borrower shall, within a reasonable time following receipt of any such payment, use all of the proceeds thereof for a purpose set forth in Section 5.10(b) or a Refinancing Amendment (including the payment of dividends required or permitted pursuant to this Section 6.08(a)), (vii) the Borrower and the Subsidiaries may declare and pay cash dividends with respect to the Equity Interests set forth on Schedule 6.08(a) to the extent, and only to the extent, required pursuant to the terms of such Equity Interests or any other agreement in effect on the Effective Date and (viii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem or repurchase shares of the Borrower’s and/or its Subsidiaries’ (including Rite Aid Lease Management Company’s) Preferred Stock (A) solely with Net Cash Proceeds received by the Borrower from issuances of its common stock after the Original Restatement Effective Date, provided that any such repurchase or redemption is effected within 150 days after the receipt of such proceeds or (B) with other funds available to the Borrower if, immediately after giving effect to any such redemption or repurchase, the Borrower shall have Revolver Availability of more than $100,000,000.

(b)        The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (which, for purposes of this Section 6.08(b), shall include any Indebtedness, including the Borrower’s 8.5% Convertible Notes due May 2015, incurred pursuant to any of clauses (i) through (xx) of Section 6.01(a)), except:

(i)  payments or prepayments or exchanges of Indebtedness (including Refinancing Indebtedness) created under the Senior Loan Documents (including any Refinancing Amendment executed in accordance with Section 6.01(c)) and prepayments, repurchases or redemptions of Additional Senior Debt made in accordance with Section 2.11(c);

(ii)  payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted pursuant to Section 6.01(a);

(iii)  prepayments of Indebtedness permitted pursuant to clause (vii), (viii) or (ix) of Section 6.01(a) with the proceeds of, or in exchange for, Indebtedness permitted pursuant to clause (vii), (viii) or (ix) of Section 6.01(a), respectively;

(iv)  payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(v)  provided no Default has occurred and is continuing or would result therefrom, Optional Debt Repurchases of Inside Indebtedness and, to the extent permitted by paragraph (c) of this Section, Optional Debt Repurchases of Outside Indebtedness;

(vi)  repurchases, exchanges or redemptions of Indebtedness for consideration consisting solely of common stock of the Borrower or Qualified Preferred Stock or cash payments in lieu of fractional shares;

(vii)  prepayments of Capital Lease Obligations in connection with the sale, closing or relocation of Stores;

(viii)  prepayments and exchanges of Indebtedness in connection with the incurrence of Refinancing Indebtedness permitted pursuant to Section 6.01(a)(ii) or (x);

(ix)  prepayments of Indebtedness permitted pursuant to Section 6.01(a)(iii), if permitted by the subordination provisions applicable to such Indebtedness; and

(x)  unless an Event of Default shall have occurred and be continuing, mandatory prepayments of Indebtedness and interest under the New Notes.

(c)        The Borrower and the Subsidiaries will not effect Optional Debt Repurchases of Outside Indebtedness unless immediately prior and after giving effect to any such Optional Debt Repurchases, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall have Revolver Availability of more than $100,000,000.

SECTION 6.09.        Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)        payment of compensation to directors, officers, and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(b)        payments in respect of transactions required to be made pursuant to agreements or arrangements in effect on the Second Restatement Effective Date and set forth on Schedule 6.09;

(c)        transactions involving the acquisition of inventory in the ordinary course of business; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary and, (ii) if such transaction involves aggregate payments or value in excess of $75,000,000, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this paragraph;

(d)        (i) transactions between or among the Borrower and/or one or more Subsidiary Loan Parties, (ii) sales of Securitization Assets to Securitization Vehicles in Securitizations permitted by Sections 6.01 and 6.05, (iii) [intentionally deleted], (iv) transactions under, involving, related to and/or in connection with the Acquisition and documents related thereto including, (A) the Stock Purchase Agreement, dated as of August 23, 2006, by and between the Borrower and The Jean Coutu Group (PJC) Inc., (B) the Stockholder Agreement, dated as of August 23, 2006, between the Borrower, The Jean Coutu Group (PJC) Inc., Jean Coutu, Marcelle Coutu, Francois J. Coutu, Michel Coutu, Louis Coutu, Sylvie Coutu and Marie-Josée Coutu and (C) the Registration Rights Agreement, dated as of August 23, 2006, by and between the Borrower and The Jean Coutu Group (PJC) Inc. and (v) the Transition Services Agreement, dated as of June 4, 2007, by and between the Borrower and the Seller; provided that the terms of the transactions referred to in clauses (iii), (iv) and (v) above are in the best interest of the Borrower, such Subsidiary Loan Party or Holdings or any such subsidiary of Holdings which is a party thereto, as the case may be;

(e)        issuances of Preferred Stock of the Borrower (and transactions that are necessary to effect such issuances) in respect of pay-in-kind obligations of the Borrower relating to Series G Preferred Stock or Series H Preferred Stock; and

(f)        any other Affiliate transaction not otherwise permitted pursuant to this Section 6.09; provided that (i) the terms of such transaction are (A) set forth in writing, (B) in the best interests of the Borrower or such Subsidiary, as the case may be, and (C) no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Borrower or a Subsidiary, (ii) if such transaction involves aggregate payments or value in excess of $25,000,000 in any consecutive 12-month period, the board of directors of the Borrower (including a majority of the disinterested members of the board of directors) approves such transaction and, in its good faith judgment, believes that such transaction complies with clauses (i)(B) and (C) of this paragraph and (iii) if such transaction (other than any transaction necessary for the redemption or exchange of the Borrower’s Series G Preferred Stock or Series H Preferred Stock) involves aggregate payments or value in excess of $50,000,000 in any consecutive 12-month period, the Borrower obtains a written opinion from an independent investment banking firm or appraiser of national prominence, as appropriate, to the effect that such transaction is fair to the Borrower or such Subsidiary, as the case may be, from a financial point of view.

SECTION 6.10.        Restrictive Agreements.  (a)  The Borrower will not, and will not permit any Subsidiary to, enter into any agreement which imposes a limitation on the incurrence by the Borrower and the Subsidiaries of Liens that (i) would restrict any Subsidiary from granting Liens on any of its assets (including assets in addition to the then-existing Senior Collateral, to secure the Senior Obligations and the Second Priority Obligations) or (ii) is more restrictive, taken as a whole, than the limitation on Liens set forth in this Agreement except, in each case, (A)(u) the Senior Loan Documents, (v) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02(a) restricting the ability to transfer or grant Liens on the assets securing such Indebtedness, (w) agreements with respect to Second Priority Debt (1) containing provisions described in clauses (i) and/or (ii) above that are not materially more restrictive, taken as a whole, than those of the 2016 10.375% Note Indenture as in effect on the 2009 Restatement Effective Date or (2) requiring that such Indebtedness be secured by assets in respect of which Liens are granted to secure other Indebtedness (provided that in the case of any such assets subject to a Senior Lien, such Indebtedness will be required to be secured only with a Second Priority Lien); provided, however, that the Second Priority Debt Documents relating to any such Indebtedness may not contain terms requiring any Liens be granted with respect to Senior Collateral consisting of cash or Permitted Investments pledged pursuant to Section 2.05(j) of this Agreement or Section 8 of the Senior Subsidiary Guarantee Agreement or otherwise required to be provided upon the occurrence of a default under any bank credit facility to secure obligations in respect of letters of credit issued thereunder, (x) agreements with respect to Additional Senior Debt (1) containing provisions described in clauses (i) and/or (ii) above that are not materially more restrictive, taken as a whole, than those of this Agreement or (2) requiring that such Indebtedness be secured by assets in respect of which Liens are granted to secure other Indebtedness; provided, however, that the Additional Senior Debt Documents relating to any such Indebtedness may not contain terms requiring any Liens be granted with respect to Senior Collateral consisting of cash or Permitted Investments pledged pursuant to Section 2.05(j) of this Agreement or Section 8 of the Senior Subsidiary Guarantee Agreement or otherwise required to be provided upon the occurrence of a default under any bank credit facility to secure obligations in respect of letters of credit issued thereunder, (y) agreements with respect to unsecured Indebtedness governed by indentures or by credit agreements or note purchase agreements with institutional investors permitted by this Agreement containing terms that are not materially more restrictive, taken as a whole, than those of the 2017 9.50% Note Indenture as in effect on the 2009 Restatement Effective Date and (z) the New Notes, (B) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (C) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (D) pursuant to applicable law, (E) agreements in effect as of the Second Restatement Effective Date and not entered into in contemplation of the transactions effected in connection with the closing of the Original Agreement, (F) the Indentures, in each case when originally entered into, (G) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (H) any restriction existing under any agreement of a Person acquired as a Subsidiary pursuant to Section 6.03 or Section 6.04(a)(xiii); provided that any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired and (I) customary restrictions and conditions contained in agreements relating to Securitizations permitted hereunder, provided that such restrictions and conditions apply only to Securitization Vehicles and to the Securitization Assets that are subject to such Securitizations.

(b)        The Borrower will not, and will not permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (i) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (ii) make any Investment in the Borrower or any other Subsidiary, or (iii) transfer any of its assets to the Borrower or any other Subsidiary, except for (A) any restriction existing under (1) the Senior Loan Documents or existing on the Second Restatement Effective Date under the Indentures, (2) the indenture or agreement governing any Refinancing Indebtedness in respect of Indebtedness set forth in clause (1) above or (3) agreements with respect to Indebtedness permitted by this Agreement containing provisions described in clauses (i), (ii) and (iii) above that are not materially more restrictive, taken as a whole, than those of the 2016 10.375% Note Indenture as in effect on the 2009 Restatement Effective Date, (B) customary non-assignment provisions in leases and other contracts entered into in the ordinary course of business, (C) as required by applicable law, (D) customary restrictions contained in purchase and sale agreements limiting the transfer of the subject assets pending closing, (E) any restriction existing under agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted hereby; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than assets so acquired, (F) any restriction existing under any agreement of a Person acquired as a Subsidiary pursuant to Section 6.03 or Section 6.04(a)(xiii); provided any such agreement existed at the time of such acquisition, was not put into place in anticipation of such acquisition and was not applicable to any Person or assets other than the Person or assets so acquired, (G) agreements with respect to Indebtedness secured by Liens permitted by Section 6.02 that restrict the ability to transfer the assets securing such Indebtedness, (H) customary restrictions and conditions contained in agreements relating to Securitizations permitted hereunder, provided that such restrictions and conditions apply only to Securitization Vehicles and to the Securitization Assets that are subject to such Securitizations and (I) any restriction existing under the New Notes.

SECTION 6.11.        Amendment of Material Documents.  (a)  The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any Second Priority Collateral Document or any of its rights thereunder without the consent of the Collateral Agent and the Borrowing Base Agent, other than modifications to such agreements in connection with (i) the joinder of additional Subsidiary Loan Parties effected by the execution of supplements to such agreements and (ii) the inclusion of (A) additional Second Priority Debt permitted pursuant to Section 6.01(a)(vii) constituting Secured Obligations (as defined in the Second Priority Security Agreement), (B) Additional Senior Debt Obligations under such agreements or (C) amendments to effect the transactions contemplated by the 2009 Amendment and Restatement Agreement and taking place on the 2009 Restatement Effective Date.  The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive any instrument governing the New Notes, any Additional Senior Debt Obligations or any related security documents, or any of its rights under any of the foregoing, in each case without the consent of the Collateral Agent and the Borrowing Base Agent, other than amendments, modifications and waivers that are not material and adverse to the interests of the Lenders or amendments or other modifications to implement any Refinancing Indebtedness permitted by this Agreement.

(b)        The Borrower will not, and will not permit any Subsidiary party to the Intercompany Inventory Purchase Agreement to, amend, terminate, or otherwise modify the Intercompany Inventory Purchase Agreement in any manner materially adverse to the Lenders or their interests under the Senior Loan Documents without the prior written approval of the Collateral Agent; provided, however, that the foregoing shall not limit the Borrower’s responsibilities pursuant to Section 3.2 of the Intercompany Inventory Purchase Agreement.

SECTION 6.12.        Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters most recently ended on or prior to any day during a Financial Covenant Effectiveness Period to be less than the ratio set forth below opposite the period that includes the last day of such four quarter period:

Four Fiscal Quarter Period Ending	Ratio
December 3, 2006 through March 3, 2007	1.00 to 1.00
March 4, 2007 through June 2, 2007	1.00 to 1.00
June 3, 2007 through September 1, 2007	1.00 to 1.00

September 2, 2007 through December 1, 2007	1.00 to 1.00
December 2, 2007 through March 1, 2008	1.00 to 1.00
March 2, 2008 through May 31, 2008	1.00 to 1.00
June 1, 2008 through August 30, 2008	1.00 to 1.00
August 31, 2008 through February 28, 2010	1.05 to 1.00
March 1, 2010 through the Latest Maturity Date	1.10 to 1.00

SECTION 6.13.        Restrictions on Asset Holdings by the Borrower.  The Borrower will not at any time:

(i)  make or hold any Investments other than investments in the Equity Interests of the Subsidiaries (including any distributions or other assets received in respect thereto), intercompany advances to Subsidiaries and Investments permitted by clause (iii) below;

(ii)  acquire or hold any Stores, other capital assets, inventory or accounts receivable, other than any real estate which the Borrower holds only as lessor and which is leased and operated by another Person; or

(iii)  acquire or hold cash, cash equivalents, Permitted Investments or balances in bank accounts, other than such amounts as are reasonably anticipated (at the time so acquired or held) to be utilized within five Business Days to pay costs, expenses and other obligations of the Borrower referred to in Section 5.10(b).

SECTION 6.14.        Corporate Separateness.  The Borrower will, and will cause each Subsidiary to, take all necessary steps to maintain its identity as a separate legal entity from other Persons and to make it manifest to third parties that it is an entity with assets and liabilities distinct from those of each of other Person.

SECTION 6.15.        Cash Management.  At any time any Revolving Loans (including any Other Revolving Loans) are outstanding, the Borrower shall not, and shall not permit any Subsidiary Loan Party to, permit cash on hand (including the proceeds of any Revolving Loan and any Other Revolving Loans) in an aggregate amount in excess of $200,000,000 to accumulate and be maintained in the Deposit Accounts of the Loan Parties, provided, that, for purposes hereof, “cash on hand” shall exclude the following: (i) “store” cash, cash in transit between stores and local Deposit Accounts and cash receipts from sales in the process of inter-account transfers, in each case as a result of the ordinary course operations of the Loan Parties, (ii) cash necessary for the Loan Parties to satisfy the current liabilities incurred by such Loan Parties in the ordinary course of their businesses and without acceleration of the satisfaction of such current liabilities, (iii) the Net Proceeds received in respect of a Prepayment Event described in clause (a) or (b) of the definition of “Prepayment Event” for which the Borrower is permitted to apply such Net Proceeds as a reinvestment to acquire real property, equipment or other tangible assets pursuant to Section 2.11(c) or any equivalent provision under any Additional

Senior Debt Document, (iv) cash proceeds of Refinancing Indebtedness not yet applied to Refinance the applicable Refinanced Debt in accordance with clause (xi) of the first proviso in the definition of the term “Refinancing Indebtedness”, (v) cash proceeds of Refinancing Indebtedness to the extent that the applicable Refinanced Debt consists of unused Revolving Commitments or Other Revolving Commitments that have been terminated in connection with the issuance of such Refinancing Indebtedness, (vi) cash held in any Deposit Account relating to any Securitization or Factoring Transaction, (vii) cash collateral required to be deposited pursuant to Section 2.05(j) or otherwise to cash collateralize letters of credit in accordance with the applicable loan or letter of credit documents and (viii) cash held in any Deposit Account of the Loan Parties which is under the sole dominion and control of the Collateral Agent if the Collateral Agent has exclusive rights of withdrawal with respect to such Deposit Accounts.  The Borrower shall not borrow any Revolving Loans or Other Revolving Loans in an aggregate principal amount of more than $100,000,000 over any three consecutive Business Day period if the purpose of such Borrowings is to accumulate cash on hand (other than for any of the purposes described in clause (ii), (iv), (v) or (vii) above).

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)        the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)        the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Senior Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)        any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Senior Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Senior Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)        the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.10, 5.11, 5.15 or 5.16 or in Article VI;

(e)        any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Senior Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied (i) in the case of covenants contained in Section 5.08, for five days, (ii) in the case of covenants contained in Sections 5.01 and 5.02(b), (c) and (f), for 10 days and (iii) in the case of any other covenant, for a period of 20 days after notice thereof has been delivered by the Administrative Agent to the Borrower (which notice shall be given promptly at the request of any Lender);

(f)        the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, including any obligation to reimburse letter of credit obligations or to post cash collateral with respect thereto, when and as the same shall become due and payable or within any applicable grace period;

(g)        any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its Indebtedness, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)        the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)        the Borrower or any Subsidiary shall become unable to, or admits in writing its inability or fails to, generally pay its debts as they become due;

(k)        one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)        (i) the Borrower or any ERISA Affiliate shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Section 302 or Title IV of ERISA; or notice of intent to terminate a Plan shall be filed under Title IV of ERISA by the Borrower or any ERISA Affiliate, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause the Borrower and/or one or more ERISA Affiliates to incur a current payment obligation in excess of $75,000,000; or (ii) any other ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the ERISA Affiliates and the Subsidiaries in an aggregate amount exceeding $75,000,000;

(m)       (i) any Lien purported to be created under any Senior Collateral Document shall cease to be a valid and perfected Lien on any material portion of the Senior Collateral, with the priority required by the Senior Loan Documents, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Senior Loan Documents, or the Borrower or any Subsidiary shall so assert in writing, or (ii) any Senior Loan Document shall become invalid, or the Borrower or any Subsidiary shall so assert in writing;

(n)        a Change in Control shall occur; or

(o)        any Subsidiary Loan Party shall amend or revoke any instruction in the Government Lockbox Account Agreement to any Government Lockbox Account Bank in respect of a Government Lockbox Account unless (i) the Administrative Agent shall have given its prior written consent or (ii) the Government Lockbox Account is then under the control of any other Person pursuant to Section 5.16;

then, and in every such event (other than an event with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders or Borrowing Base Agents holding at least a majority of the outstanding Revolving Commitments and Other Revolving Commitments held at such time by all Borrowing Base Agents shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower or any Subsidiary Loan Party described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

SECTION 8.01.        Rights of Agents.  (a)  Each of the Lenders and each Issuing Bank hereby irrevocably appoints (i) the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Senior Loan Documents, together with such actions and powers as are reasonably incidental thereto, (ii) the Collateral Agent as its agent and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Senior Loan Documents, together with such actions and powers as are reasonably incidental thereto and (iii) the Borrowing Base Agent as its agent and authorizes the Borrowing Base Agent  to take such actions on its behalf and to exercise such powers as are delegated to the Borrowing Base Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

(b)        The financial institutions serving as the Agents hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such financial institutions and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Affiliate of any of the foregoing as if they were not Agents hereunder.

(c)        No Agent shall have any duties or obligations except those expressly set forth in the Senior Loan Documents.  Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Senior Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.20 or 9.02) and (c) except as expressly set forth in the Senior Loan Documents, no Agent shall have any duty to disclose, and no Agent shall be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the financial institution serving as such Agent or any of its Affiliates in any capacity.  No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.20 or 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and non-appealable judgment).  No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, as applicable, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Senior Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Senior Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Senior Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Senior Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(d)        Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  Any Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)        Each Agent may perform any and all of its duties and exercise any and all of its rights and powers by or through any one or more sub-agents appointed by such Agent.  Any Agent and any such sub-agent may perform any and all of its duties and exercise any and all of its rights and powers through their Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of any Agent and any such sub-agent, and shall apply to their activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

(f)        Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower (it being understood that, if at any time there are two or more institutions acting as Borrowing Base Agents under this Agreement, the resignation of any Borrowing Base Agent shall not be subject to the appointment and acceptance of a successor Borrowing Base Agent). Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent (which shall be a financial institution with an office in New York, New York, or an Affiliate of any such financial institution).  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

(g)        Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Senior Loan Document or related agreement or any document furnished hereunder or thereunder.

(h)        Each party hereto authorizes the Administrative Agent to enter into customary intercreditor agreements in connection with Securitizations and Factoring Transactions permitted under this Agreement.

SECTION 8.02.        Additional Rights of Borrowing Base Agent.  Notwithstanding anything in this Agreement, any other Senior Loan Document or any other document or instrument executed and delivered in connection therewith by any Loan Party, any Agent or any Senior Lender to the contrary, in addition to the rights granted to the Borrowing Base Agent elsewhere in this Agreement and the other Senior Loan Documents, the Borrowing Base Agent shall have the right to direct the Administrative Agent (a) to take (or cause any sub-agent of the Administrative Agent to take) or (b) to cause the Collateral Agent to take (or cause any sub-agent of the Collateral Agent to take), and the Administrative Agent agrees to take or so cause the Collateral Agent to take (or cause any such sub-agent to take), all the following actions to the commercially reasonable satisfaction of the Borrowing Base Agent:

(a)        to take any remedial rights granted to the Administrative Agent and/or the Collateral Agent, as applicable, under the Senior Loan Documents and applicable law, including the rights identified in Section 7.04 of the Senior Subsidiary Security Agreement;

(b)        to deliver Cash Sweep Notices and/or any other blocked account notices (howsoever defined) under any deposit account control agreement entered into among the Administrative Agent and/or the Collateral Agent and any Subsidiary Loan Party, all as provided in the Senior Loan Documents, including as provided in Section 9.15 of this Agreement; and

(c)        to make demand against any Subsidiary Loan Party under the Senior Subsidiary Guaranty Agreement and/or any other guarantor of the Senior Loan Obligations;

provided, however, that in the event of any conflict between (A) any direction given to the Administrative Agent or the Collateral Agent by the Required Lenders or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02 (the Required Lenders or such other number or percentage of the lenders, “Requisite Lenders”) and (B) any direction given to the Administrative Agent (in respect of any action to be taken by the Administrative Agent, the Collateral Agent or any subagent thereof) by the Borrowing Base Agent, in each case with respect to any discretionary action or exercise of any discretionary power contemplated by the Senior Loan Documents, the direction given by the Requisite Lenders shall control and the Administrative Agent shall have no obligation to follow such direction (or to cause the Collateral Agent or any subagent thereof or of the Administrative Agent to follow such direction) from the Borrowing Base Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01.        Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)        Rite Aid Corporation, 30 Hunter Lane Camp Hill, PA 17011, Attention of General Counsel (Telecopy No. 717-760-7867; email address: mstrassler@riteaid.com);

(b)        if to the Administrative Agent, (i) in respect of matters of an operational nature, to Citicorp North America, Inc., 388 Greenwich Street, New York, NY 10013, Attention of Dana Fuski Dugan (Telecopy No. 212-994-0894; email address: dana.a.fuskidugan@citigroup.com, with a copy to

oploanswebadmin@citigroup.com) and (ii) in respect of all other matters, to Citicorp North America, Inc., 388 Greenwich Street, New York, NY 10013, Attention of Thomas Halsch (Telecopy No. 646-328-3784); email address: thomas.halsch@citi.com, with a copy to oploanswebadmin@citigroup.com);

(c)        if to the Syndication Agent, to Bank of America, N.A., Bank of America Retail Group, 100 Federal Street, Boston, MA 02110, Attention of Richard D. Hill, Jr. (Telecopy No. 312-453-6752; email address: rick.hill@bankofamerica.com);

(d)        if to the Issuing Banks, to (i) Citicorp North America, Inc., 388 Greenwich Street, New York, NY 10013, Attention of Thomas Halsch (Telecopy No. 212-723-4835; email address: thomas.halsch@citi.com) and (ii) JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, NY 10017, Attention of Teri Streusand (Telecopy No. 646-328-3784; email address: teri.streusand@jpmorgan.com);

(e)        if to the Swingline Lender, to it at Citicorp North America, Inc., 388 Greenwich Street, New York, NY 10013, Attention of Thomas Halsch (Telecopy No. 646-328-3784; email address: thomas.halsch@citi.com); and

(f)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.        Waivers; Amendments.  (a)  No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Senior Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Senior Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Senior Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)        Neither this Agreement nor any other Senior Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Senior Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that (i) no such agreement shall change any provision of any Senior Loan Document in a manner that by its terms adversely affects the rights of Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class and (ii) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one or more Classes of Lenders (but not the other Class or Classes of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time; and provided further that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) amend Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) amend the proviso of the definition of “Borrowing Base Amount” or the definition of “Account Receivable Advance Rate”, “Pharmaceutical Inventory Advance Rate”, “Other Inventory Advance Rate” or “Script Lists Advance Rate” without the written consent of each Lender, (vi) subordinate the priority of the Lien granted to the Collateral Agent pursuant to the Senior Loan Documents without the written consent of each Lender, (vii) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders”, “Supermajority Lenders” or any other provision of any Senior Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (viii) release the Borrower or any Subsidiary Loan Party from its Guarantee under the Senior Subsidiary Guarantee Agreement (except as expressly provided in the Senior Subsidiary Guarantee Agreement or in Section 9.18), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (ix) prior to the Borrowing Base Date, release any Subsidiary Loan Party from its Guarantee under the Interim Subsidiary Loan Party Guarantee Agreement (except as expressly provided in the Interim Subsidiary Loan Party Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (x) prior to the Borrowing Base Date, release Holdings or any of its subsidiaries from its Guarantee under the Interim Collateral and Guarantee Agreement (except as expressly provided in the Interim Collateral and Guarantee Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender (xi) release all or substantially all of the Senior Collateral from the Liens under the Senior Collateral Documents, without the written consent of each Lender, (xii) prior to the Borrowing Base Date, release all or substantially all of the Interim Collateral from the Liens under the Interim Collateral Documents, without the written consent of each Lender or (xiii) amend Section 2.21 to increase the permitted amount of the Incremental Facilities to in excess of $350,000,000 minus the initial aggregate payment amount of the Tranche 3 Term Loans made on the 2008 Restatement Effective Date, without the written consent of the Supermajority Lenders; and provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Banks or the Swingline Lender without the prior written consent of such Agent, the Issuing Banks or the Swingline Lender, as the case may be.  Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(c)        Notwithstanding the foregoing, (i) Senior Collateral shall be released from the Lien under the Senior Collateral Documents from time to time as necessary to effect any sale of Senior Collateral permitted by the Senior Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release; provided that arrangements satisfactory to the Administrative Agent shall have been made for application of the cash proceeds thereof in accordance with Section 2.11, if required, and for the pledge of any non-cash proceeds thereof pursuant to the Senior Collateral Documents, (ii) the accounts created pursuant to clause (i) of Section 5.16(b), the Lockbox Account and/or the Governmental Lockbox Account may be released by the Administrative Agent and transferred in accordance with Section 5.16, (iii) if a Subsidiary Loan Party ceases to be a Subsidiary in accordance with this Agreement, or ceases to own any property that constitutes Senior Collateral, at the request of and at the expense of the Borrower, such Subsidiary Loan Party shall be released from the Senior Subsidiary Guarantee Agreement, the Senior Subsidiary Security Agreement and each other Senior Loan Document to which it is a party and (iv) prior to the Borrowing Base Date, if Holdings or any of its subsidiaries ceases to be a Subsidiary in accordance with this Agreement or ceases to own any property that constitutes Interim Collateral, at the request of and at the expense of the Borrower, such party shall be released from the Interim Collateral Documents and the Senior Loan Documents to which it is a party.

SECTION 9.03.        Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Senior Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights under or in connection with the Senior Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)        The Borrower shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Senior Loan Document, the performance by the parties to the Senior Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)        To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such

Agent, such Issuing Bank or such Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Senior Loan Document or any other agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)        All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor.

SECTION 9.04.        Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)        (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under clause (a), (b), (h), or (i) of Article VII has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the

Administrative Agent) shall not be less than (1) with respect to Revolving Commitments and Revolving Loans and Other Revolving Commitments and Other Revolving Loans, $5,000,000 and (2) with respect to Tranche 1 Term Loan Commitments, Tranche 2 Term Commitments, Tranche 3 Term Commitments, Other Term Commitments, Tranche 1 Term Loans, Tranche 2 Term Loans, Tranche 3 Term Loans and Other Term Loans, $1,000,000 or, in each case, if smaller, the entire remaining amount of the assigning Lender’s Commitment or Loans, unless each of the Borrower and the Administrative Agent shall otherwise consent; provided that (i) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (ii) in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this subsection;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that, in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or by or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the

Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any other Agent, any Issuing Bank and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment and the outstanding balances of its Loans, in each case without giving effect to assignments thereof that have not become effective, are as set forth in such Assignment and Acceptance; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Senior Loan Document or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the foregoing, or the financial condition of the Loan Parties or the performance or observance by the Loan Parties of any of their obligations under this Agreement or under any other Senior Loan Document or any other instrument or document furnished pursuant hereto or thereto; (C) each of the assignee and the assignor represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of any amendments or consents entered into prior to the date of such Assignment and Acceptance and copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Senior Loan Documents as are delegated to them by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)        (i)  Any Lender may, without the consent of or notice to the Borrower, the Agents, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b)(i), (ii) or (iii) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)  A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)        In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under the Senior Loan Documents, including the Loans and promissory notes or any other instrument evidencing its rights as a Lender under the Senior Loan Documents, to any holder of, trustee for, or any other representative of holders of obligations owed or securities issued by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 9.04 concerning assignments.

SECTION 9.05.        Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Senior Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any other Senior Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Senior Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06.        Integration; Effectiveness.  This Agreement, the other Senior Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective as provided in Section 4.01.

SECTION 9.07.        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.        Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this

Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.        Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)        The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Senior Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Senior Loan Document shall affect any right that any Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Senior Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Senior Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement or any other Senior Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER SENIOR LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION,

SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.        Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.        Confidentiality.  Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Senior Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h) to any pledgee referred to in Section 9.04(d) or any direct or indirect contractual counterparty in any Hedging Agreement (or to any such contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything in this Agreement or in any other Senior Loan Document to the contrary, the Borrower and each Lender (and each employee, representative or other agent of the Borrower) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such U.S. tax treatment and U.S. tax structure.

SECTION 9.13.        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14.        Collateral Trust and Intercreditor Agreement; Senior Lien Intercreditor Agreement. Each Lender, each Issuing Bank and each Agent hereby authorizes each Agent to enter into (a) the Collateral Trust and Intercreditor Agreement, (b) the Senior Lien Intercreditor Agreement effective upon the date of the first incurrence of Additional Senior Debt Obligations in compliance with this Agreement, (c) amendments to the Collateral Trust and Intercreditor Agreement and the Senior Lien Intercreditor Agreement with respect to any incurrence of Additional Senior Debt Obligations or Second Priority Debt in compliance with this Agreement, (d) any other additional intercreditor agreement with any Second Priority Representative with respect to the subordination of the Lien of such Second Priority Representative on the same basis as set forth in the Collateral Trust and Intercreditor Agreement to the Liens of the Collateral Agent for the benefit of the Senior Secured Parties, (e) any supplements to any agreements referred to in the foregoing clauses (a) through (d) in compliance with such documents and (f) each other Senior Collateral Document on its behalf, and agrees that the Administrative Agent and the Collateral Agent may enforce the rights and remedies of the Lenders under each Senior Loan Document to the extent provided in the Collateral Trust and Intercreditor Agreement, the Senior Lien Intercreditor Agreement and each other Senior Collateral Document.

SECTION 9.15.        Cash Sweep.  (a)  On any day (i) on which an Event of Default exists or (ii) that is the third consecutive Business Day on which the lesser of (x) the Revolving Commitments and Other Revolving Commitments (after deducting the total Revolving Exposure plus the total Other Revolving Exposures) and (y) the Borrowing Base Amount (after deducting the sum of (1) the total Revolving Exposure, (2) the outstanding Tranche 1 Term Loans, (3) the outstanding Tranche 2 Term Loans, (4) the outstanding Tranche 3 Term Loans, (5) the outstanding Other Term Loans, (6) the total Other Revolving Exposures and (7) the outstanding Additional Senior Debt at such time), in each case, together with all amounts then on deposit in the Cash Sweep Cash Collateral Account, is less than $100,000,000, then the Administrative Agent, upon its determination or upon request by any Borrowing Base Agent or the Required Lenders, shall immediately deliver Cash Sweep Notices.

(b)        During a Cash Sweep Period, if (i) there is no Event of Default and (ii) the lesser of (x) the average Revolving Commitments and Other Revolving

Commitments (after deducting the average total Revolving Exposure plus the average total Other Revolving Exposures) over any 30-day period and (y)  the average Borrowing Base Amount (after deducting the sum of (1) the average total Revolving Exposure, (2) the average outstanding Tranche 1 Term Loans, (3) the average outstanding Tranche 2 Term Loans, (4) the average outstanding Tranche 3 Term Loans, (5) the average outstanding Other Term Loans, (6) the average total Other Revolving Exposures and (7) the average outstanding Additional Senior Debt at such time) over any 30-day period, in each case, together with all amounts then on deposit in the Cash Sweep Cash Collateral Account, is greater than $150,000,000, then the Administrative Agent shall automatically rescind any Cash Sweep Notice and shall be prohibited from delivering any other Cash Sweep Notice (unless and until the occurrence of the events set forth in paragraph (a) of this Section).

(c)        The Administrative Agent shall send a Cash Sweep Notice on each occasion of the occurrence of the events set forth in Section 9.15(a) if required by Section 9.15(a).

SECTION 9.16.        Electronic Communications.  (a)  Notwithstanding anything in any Senior Loan Document to the contrary, the Borrower hereby agrees that it will use its reasonable best efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Senior Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under any Senior Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under any Senior Loan Document or (iv) is required to be delivered to satisfy any condition set forth in Section 4.01 and/or 4.02 (all such non-excluded communications being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com, with a copy to thomas.halsch@citi.com.  In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Senior Loan Documents, but only to the extent requested by the Administrative Agent.

(b)        The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission system (each such system, a “Platform”).  The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

(c)        EACH PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE

COMMUNICATIONS,  OR THE ADEQUACY OF ANY PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR ANY PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, THE “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY OTHER LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)        The Administrative Agent agrees that the receipt of the Communications by it at its e-mail address set forth in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Section.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to a Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Section.  Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

(e)        Nothing in this Section 9.16 shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Senior Loan Document in any other manner specified in such Senior Loan Document.

SECTION 9.17.        USA Patriot Act.  Each Lender and each Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Issuing Bank to identify the Borrower in accordance with its requirements.  The Borrower shall promptly, following a request by the Administrative Agent, any Lender or any Issuing Bank, provide all documentation and other information that the Administrative Agent, such Lender or such Issuing Bank reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

SECTION 9.18.        [Intentionally Omitted.].

SECTION 9.19.        Loan Modification Offers.  (a)  The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes of Loans and/or Commitments (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in paragraph (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower.  Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than 30 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Affected Class as to which such Lender's acceptance has been made.

(b)        The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders of the Affected Class (including any amendments necessary to treat the Loans and Commitments of the Accepting Lenders of the Affected Class as Other Term Loans, Other Revolving Loans and/or Other Revolving Credit Commitments).  Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.19 unless the Administrative Agent, to the extent so reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions and/or officers’ certificates consistent with those delivered on the 2008 Restatement Effective Date under Section 1.2(b) of the 2008 Amendment and Restatement Agreement other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion that are reasonably satisfactory to the Administrative Agent.

(c)        “Permitted Amendments” means (i) an extension of the final maturity date of the applicable Loans and/or Commitments of the Accepting Lenders, (ii) a reduction or elimination of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) an increase in the Applicable Rate with respect to the applicable

Loans and/or Commitments of the Accepting Lenders and the payment of additional fees to the Accepting Lenders (such increase and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement); provided that such increase and payment are not in excess of the market interest rate or payment, as applicable, with respect to such type of loans or commitments at the time and (iv) the conversion of Revolving Loans to Term Loans; provided that any such conversion will constitute a Permitted Amendment only if such Term Loans could be incurred as Refinancing Indebtedness in respect of such Revolving Loans pursuant to Section 6.01(c).

EXECUTION COPY
EXHIBIT E

SECTION 2.21.  Incremental Loans.  At any time after the 2009 Restatement Effective Date prior to the Latest Maturity Date, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request the addition to this Agreement of a new tranche of term loans or an incremental revolving credit facility or any combination thereof (the “Incremental Facilities”); provided, however, that both (x) at the time of any such request and (y) upon the effectiveness of any such Incremental Facility, no Default shall exist and the Borrower shall, if a Financial Covenant Effectiveness Period is then occurring, be in compliance with Section 6.12 (calculated, in the case of clause (y), on a pro forma basis to give effect to (1) any borrowing under the Incremental Facility, (2) any substantially simultaneous repayments of Revolving Loans and Other Revolving Loans and (3) in the case of any Incremental Securitization Refinancing Facility (as defined below), any substantially simultaneous repayments or repurchases of Third Party Interests or Indebtedness incurred under Section 6.01(a)(xvi) (A)  (and the related repurchases of Securitization Assets and cessation of future purchases of Securitization Assets)).  The Incremental Facilities shall (i) be in an aggregate principal amount (excluding the aggregate principal amount of Incremental Securitization Refinancing Facilities) not in excess of $350,000,000 minus the initial aggregate principal amount of Tranche 3 Term Loans made on the 2008 Restatement Effective Date, (ii) rank pari passu in right of payment and of security with the other Loans, (iii) if such Incremental Facility is a term loan facility, amortize in a manner, and be subject to mandatory prepayments (if any) on terms, acceptable to the Agents, and mature no earlier than the Tranche 2/Tranche 3 Term Maturity Date, (iv) bear interest at the market interest rate, as determined at the time such Incremental Facility becomes effective, (v) have such other pricing as may be agreed by the Borrower and the Administrative Agent and (vi) otherwise be treated hereunder no more favorably than, in the case of revolving facilities, the Revolving Loans and Revolving Commitments, and in the case of term loans, the Tranche 2 Term Loans and the Tranche 3 Term Loans; provided, that the terms and provisions applicable to any Incremental Facility may provide for additional or different financial or other covenants applicable only during periods after the Latest Maturity Date that is in effect on the date of effectiveness of such Incremental Facility.  At no time shall the sum of (i) the aggregate amount of loans outstanding under the Incremental Facilities at such time, (ii) the total Revolving Exposure at such time, (iii) the outstanding Tranche 1 Term Loans at such time, (iv) the outstanding Tranche 2 Term Loans at such time, (v) the outstanding Tranche 3 Term Loans at such time , (vi) the outstanding Other Term Loans at such time, (vii) the Other Revolving Exposures at such time and (viii) the Additional Senior Debt at such time exceed the Borrowing Base Amount in effect at such time, and the proceeds of the Incremental Facilities shall be used solely for the purposes set forth in Section 5.10 and the preamble, provided that the proceeds of Incremental Securitization Refinancing Facilities shall be used solely for the purposes specified in the penultimate sentence of this Section 2.21.  Such notice shall set forth the requested amount and class of Incremental Facilities, and shall offer each Lender the opportunity to offer a commitment (the “Incremental Commitment”) to provide a portion of the Incremental Facility by giving written notice of such offered commitment to the Administrative Agent and the Borrower within a time period (the “Offer Period”) to be specified in the Borrower’s notice; provided, however, that no existing Lender will be obligated to subscribe for any portion of such commitments.  In the event that, at the expiration of the Offer Period, Lenders shall have provided commitments in an aggregate amount less than the total amount of the Incremental Facility initially requested by the Borrower, the Borrower may request that Incremental Facility commitments be made in a lesser amount equal to such commitments and/or shall have the right to arrange for one or more Additional Lenders to extend commitments to provide a portion of the Incremental Facility in an aggregate amount equal to the unsubscribed amount of the initial request; provided that the Additional Lenders shall be offered the opportunity to provide the Incremental Facility only on terms previously offered to the existing Lenders pursuant to the immediately preceding sentence.  Commitments in respect of Incremental Facilities will become Commitments under this Agreement pursuant to an amendment to this Agreement (such an amendment, an “Incremental Facility Amendment”) executed by each of the Borrower and each Subsidiary Loan Party, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 of this Agreement as in effect on the 2009 Restatement Effective Date.  For purposes of this Section 2.21, “Incremental Securitization Refinancing Facility” means any Incremental Facility to the extent that the proceeds of the Loans incurred thereunder are used by the Borrower or a Subsidiary Guarantor on the date such Loans are made to repay or repurchase Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A) (or repurchase Securitization Assets that have been sold, conveyed or otherwise transferred pursuant to any Securitization), provided that, upon such repayment or repurchase, (x) no Third Party Interests or Indebtedness incurred pursuant to Section 6.01(a)(xvi)(A) remains outstanding, (y) all commitments of the Borrower and the Subsidiaries to sell, convey or otherwise transfer Securitization Assets pursuant to any Securitization are terminated and (z) all Securitization Assets that remain outstanding and were previously sold, conveyed or otherwise transferred pursuant to any Securitization are repurchased by the Borrower or a Subsidiary Guarantor.  Notwithstanding anything in this Agreement to the contrary, after any Loan is made pursuant to an Incremental Securitization Refinancing Facility, the Borrower will not, and will not permit any Subsidiary to (A) create, incur, assume or permit to exist any Third Party Interests or Indebtedness under Section 6.01(a)(xvi)(A), (B) create, incur, assume or permit to exist any Lien under Section 6.02(a)(xvi)(A), (C) make any Investment pursuant to Section 6.04(xv) or (D) effect any Asset Sale pursuant to Section 6.05(vi).  For the avoidance of doubt, Securitization Refinancing Indebtedness shall not constitute an Incremental Facility.